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SOUTHWESTERN ELECTRIC POWER COMPANY

1 Riverside Plaza

Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF

    SOUTHWESTERN ELECTRIC POWER COMPANY:

The annual meeting of the shareholders of Southwestern Electric Power Company will be held on Tuesday, May 3, 2011, at 10:45 a.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio, for the following purposes:

1.	To elect nine directors of the Company to hold office for one year or until their successors are elected and qualified; and

2.	To transact such other business (none known as of the date of this notice) as may legally come before the meeting or any adjournment thereof.

Only holders of record of Common Stock and Cumulative Preferred Stock, par value $100 per share, at the close of business on March 15, 2011 are entitled to notice of and to vote at the annual meeting.

THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

D. MICHAEL MILLER, Secretary

March 18, 2011

INFORMATION STATEMENT

This information statement is being furnished in connection with the annual meeting of shareholders of Southwestern Electric Power Company (the Company), to be held on Tuesday, May 3, 2011 at 10:45 a.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Voting at Meeting

On March 15, 2011, the date for determining shareholders entitled to notice of and to vote at the meeting, there were 45,051 shares of Cumulative Preferred Stock, par value $100 per share, and 7,536,640 shares of Common Stock outstanding.

Each holder of Cumulative Preferred Stock, par value $100 per share, and each holder of Common Stock has the right to one vote for each share outstanding in such holder’s name on the books of the Company at the close of business on March 15, 2011 for the election of directors and on any other business which may come before the meeting.

Principal Shareholders

American Electric Power Company, Inc. (AEP), 1 Riverside Plaza, Columbus, Ohio 43215, a public utility holding company, owns all of the Company’s outstanding Common Stock. The Common Stock represents approximately 99% of the combined voting power of the capital stock of the Company entitled to vote at the meeting. As a result, the Company is a “controlled company” as defined by the New York Stock Exchange (NYSE) listing standards. The Company lists only preferred stock on the NYSE. The Company does not have standing audit, nominating or compensation committees.

AEP also owns, directly or indirectly, all of the common stock of the other companies which constitute the American Electric Power System (the AEP System). The AEP System is an integrated electric utility system and, as a result, the member companies of the AEP System, including the Company, have contractual, financial and other business relationships with the other member companies, such as participation in the AEP System savings and retirement plans and tax returns; sales of electricity; and sales, transportation and handling of fuel. American Electric Power Service Corporation (the Service Corporation), a wholly-owned subsidiary of AEP, renders management, advisory, engineering and other similar services at cost to the principal operating companies of the AEP System, including the Company.

ELECTION OF DIRECTORS

Nine directors are to be elected to hold office for one year or until their successors are elected and qualified. The Company has been informed that AEP will nominate, and cast the votes of all of the outstanding shares of Common Stock for, the persons named below. In the event that any of such persons should unexpectedly be unable to stand for election, AEP has informed the Company that it will cast its votes for a substitute chosen by the Board of Directors of the Company and approved by AEP.

The following brief biographies of the nominees include their ages as of March 1, 2011, an account of their business experience and the names of certain publicly-held corporations of which they are also directors.

Name	Age	Business Experience
MICHAEL G. MORRIS	64	Chairman of the board, chief executive officer and director of the Company and chairman of the board, chief executive officer and director of AEP and the Service Corporation since 2004. A director of Alcoa Inc. and The Hartford Financial Services Group, Inc. Chairman of the board, chief executive officer and director of certain other AEP System companies.

NICHOLAS K. AKINS	50	Vice president and director of the Company, president of AEP and director of the Service Corporation. Became vice president-energy delivery business development of the Service Corporation in 2001, became vice president-energy market services in 2002, was appointed president and chief operating officer of Southwestern Electric Power Company in 2004, executive vice president of the Service Corporation in 2006 and assumed his current position in 2010. A vice president and director of certain other AEP System companies.

Name	Age	Business Experience
CARL L. ENGLISH	64	Vice president and director of the Company, vice chairman of the board of AEP and chief operating officer and director of the Service Corporation. Joined AEP as president-utility group in 2004 and assumed his current position in 2008. A vice president and director of certain other AEP System companies.

D. MICHAEL MILLER	63	Secretary and director of the Company, senior vice president, general counsel and secretary of AEP and senior vice president, general counsel, secretary and director of the Service Corporation. Joined the Service Corporation in 1995 as chief legal counsel, was appointed vice president and associate general counsel in 2004, deputy general counsel in 2007 and assumed his current position in 2010. Secretary and director of certain other AEP System companies

ROBERT P. POWERS	53	Vice president and director of the Company, president-AEP utilities of AEP and president-AEP utilities and director of the Service Corporation. Joined the Service Corporation in 1998 as senior vice president-nuclear generation, became senior vice president-nuclear operations in 2000, executive vice president-nuclear generation and technical services in 2001, executive vice president-generation in 2003, executive vice president of AEP in 2006 and assumed his present position in 2008. Vice president and director of certain other AEP System companies.

BARBARA D. RADOUS	48	Vice president and director of the Company and senior vice president-shared services and director of the Service Corporation. Became vice president-commercial analysis of the Service Corporation in 2006, became senior vice president-commercial operations in 2008, and assumed her current position in 2010. Vice president and director of certain other AEP System companies.

BRIAN X. TIERNEY	43	Vice president and director of the Company, executive vice president of AEP and executive vice president and chief financial officer of the Service Corporation. Joined the Service Corporation in 1998 and was appointed senior vice president-energy marketing in 2003, became senior vice president-commercial operations in 2005, became executive vie president-AEP utilities east in 2006 and assumed his present position in 2009. Vice president and director of certain other AEP System companies.

SUSAN TOMASKY	57	Vice president and director of the Company, executive vice president of AEP, and president-AEP transmission and director of the Service Corporation. Joined the Service Corporation in 1998 as senior vice president, general counsel and secretary, became executive vice president-legal, policy and corporate communications in 2000, vice president and chief financial officer of AEP and executive vice president-policy finance and strategic planning of the Service Corporation in 2001, executive vice present and chief financial officer in 2004, executive vice president-shared services of the Service Corporation in 2006 and assumed her present position in 2008. Vice president and director of certain other AEP System companies.

DENNIS E. WELCH	59	Vice president and director of the Company, senior vice president of AEP and executive vice president-environment, safety, health and facilities of the Service Corporation. Joined AEP in 2005 as senior vice president and senior vice president-environment and safety of the Service Corporation and assumed his current position in 2008. Was president and chief operating officer of Yankee Energy System, Inc. and Yankee Gas Services Company from 2001 to 2005. A vice president and director of certain other AEP System companies.

Messrs. Morris, Akins, English, Miller, Powers, Tierney and Welch and Ms. Radous and Ms. Tomasky are directors of AEP Texas Central Company, AEP Texas North Company, Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Ohio Power Company and Public Service Company of Oklahoma, all of which are direct or indirect subsidiaries of AEP and have one or more classes of publicly held preferred stock or debt securities. Messrs. Morris, Akins, English, Powers and Tierney and Ms. Tomasky are directors of Indiana Michigan Power Company. Messrs. Morris, Akins, Miller, Powers and Tierney are also directors of AEP Generating Company, another subsidiary of AEP.

GOVERNANCE POLICIES AND PROCESSES

The Company has reviewed the provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), the rules of the Securities and Exchange Commission (SEC) and the listing standards of the NYSE relating to corporate governance. Based on the SEC’s rule, Standards Relating to Listed Company Audit Committees, the Company is exempt from the audit committee requirements set forth in Section 301 of the Sarbanes-Oxley Act and therefore is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert. The Company is also exempt from a majority of the NYSE’s listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance is in the best interest of the Company’s shareholders.

Director Qualifications

The Company does not have a nominating committee. AEP owns all of the common stock of the Company. Therefore, the board has not established a separate nominating committee and does not accept proposals from preferred shareholders regarding director nominees. The chairman of the board of AEP is also the chairman of the board of the Company. The full board, with input from the Company’s chairman, identifies and proposes candidates for director nominees for the Company. The board evaluates the candidates based on the requirements set forth in the Company’s bylaws. The board does not have a policy with regard to the consideration of diversity in identifying nominees for directors; however, diversity and inclusion are an integral part of AEP’s culture.

Each of the nominees is a member of the executive council of AEP and has extensive experience in the utility industry and have diverse backgrounds and skills in areas such as finance, public policy, legal, government, engineering, environmental and other areas.

Mr. Morris is the chairman and chief executive officer of AEP. He has an undergraduate degree in biology and a law degree. Mr. Morris has worked for nearly four decades in the utility industry, originally in a consulting firm and then in progressively more responsible positions in gas and electric utility companies. Mr. Morris is in his 14th year as chairman and chief executive officer of a large, multi-state electric utility company, having led Northeast Utilities from 1997 – 2003 and AEP since January 2004.

Mr. Akins is the president of AEP. He has an undergraduate and masters degree in electrical engineering. Mr. Akins has previously served as vice president-energy delivery business development, vice president-energy market services, president and chief operating officer of Southwestern Electric Power Company, an wholly-owned subsidiary of AEP, and executive vice president.

Mr. English is vice chairman of AEP. He has an undergraduate degree in chemical engineering and a master’s degree in business administration. Mr. English joined Consumers Energy in Michigan in 1969 and served in various executive roles, including as president and chief operating officer, and joined AEP in 2004 as president- utilities group and was subsequently appointed chief operating officer.

Mr. Miller is senior vice president, general counsel and secretary of AEP. He has undergraduate degree in government and a law degree. Prior to joining AEP Mr. Miller was a partner at a large law firm based in Columbus, Ohio. He joined AEP in 1995 as chief counsel-fuel supply and subsequently was appointed vice president and associate general counsel and deputy general counsel.

Mr. Powers is president-AEP Utilities. He has an undergraduate degree in biology and a master’s degree in health physics. Prior to joining AEP in 1998, Mr. Powers served in various roles at the Tennessee Valley Authority and Pacific Gas & Electric Company. He joined AEP as senior vice president-nuclear generation and subsequently was appointed executive vice president-nuclear and technical services, executive vice president-generation and executive vice president-AEP east utilities.

Ms. Radous is senior vice president-shared services of AEP. She has an undergraduate degree in accounting. Prior to joining AEP in 2001 Mr. Radous worked at Enron. She joined AEP as managing director-hedging and financial analysis and subsequently was appointed vice president-commercial and financial analysis and senior vice president commercial operations.

Mr. Tierney is executive vice president and chief financial officer of AEP. He has an undergraduate degree in history and a master’s degree in business administration. Prior to joining AEP in 1998 Mr. Tierney worked at Enron. He joined AEP as a manager in charge of pricing energy transactions, market operations and trading and marketing and subsequently was appointed senior vice president of commercial operations and executive vice president-AEP utilities east.

Ms. Tomasky is president-AEP transmission of AEP. She has an undergraduate degree in history and political science and a law degree. Prior to joining AEP in 1998 Ms. Tomasky was a partner at a large law firm based in Washington, D.C. and also served as general counsel to the Federal Energy Regulatory Commission. She joined AEP in 1998 as executive vice president and general counsel, executive vice president and chief financial officer, and executive vice president-shared services.

Mr. Welch is executive vice president-environmental, safety & health and facilities of AEP. He has an undergraduate degree in environmental, health and safety management and a master’s degree in business and human resource management. Prior to joining AEP in 2005, Mr. Welch held various executive positions at Northeast Utilities. He joined AEP as senior vice president-environment and safety.

Board Leadership

Mr. Morris is in his 14th year leading large, multi-state, publicly held electric utility companies. He has been the subsidiary company’s Chairman and Chief Executive Officer since 2004. Mr. Morris has extensive knowledge about and influence within the electric utility industry, as indicated from his current and past leadership positions with the Institute of Nuclear Power Operations, the Edison Electric Institute and the Business Roundtable, among other organizations. Because of Mr. Morris’ longstanding experience in the industry, the board of directors believes that the company’s interests are currently best served by Mr. Morris being both chairman and chief executive officer.

Neither the NYSE rules nor the SEC rules require the subsidiary directors to be independent. The subsidiaries do not have a presiding director.

AEP has established a risk management framework for activities that occur across the AEP System. The AEP Board of Directors has the overall responsibility for overseeing AEP’s management of risks. Management is responsible for identifying and managing AEP’s risks. The AEP Board reviews AEP’s processes for identifying and managing risks and reporting of those risks to the AEP Board to help ensure that the processes are effective. The utility subsidiaries, such as the Company, are significant subsidiaries of AEP, and their risks are reviewed as part of that process.

Transactions with Related Persons

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the AEP Board in December 2006. The written Policy is administered by the Committee on Directors and Corporate Governance. A copy of the Policy is available on AEP’s website at www.AEP.com/investors/corporategovernance.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) AEP or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any director or member of the executive council or Section 16 officer of AEP, any nominee for director, any shareholder owning in excess of 5% of the total equity of AEP and any immediate family member of any such person. All the directors and executive officers of the Company are members of AEP’s executive council.

The Directors and Corporate Governance Committee considers all of the relevant facts and circumstances in determining whether or not to approve such transaction and approves only those transactions that are in the best interests of AEP. The Directors and Corporate Governance Committee considers various factors, including, among other things: the nature of the related person’s interest in the transaction; whether the transaction involves arms-length bids or market prices and terms; the materiality of the transaction to each party; the availability of the product or services through other sources; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; the acceptability of the transaction to the company’s regulators; and in the case of a non-employee director, whether the transaction would impair his or her independence or status as an “outside” or “non-employee” director.

If AEP management determines it is impractical or undesirable to wait until a meeting of the Directors and Corporate Governance Committee to consummate a Transaction with a Related Person, the Chair of the Corporate Governance Committee may review and approve the Transaction with a Related Person. Any such approval is reported to the Directors and Corporate Governance Committee at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person necessarily satisfies or supersedes the requirements of AEP’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any Related Person. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

Compensation Risk

As specified in its charter, the Human Resources Committee (HR Committee) of the AEP board (with the assistance of its independent compensation consultant and AEP management) reviewed AEP’s compensation policies and practices for all employees, including executive officers, and determined that the compensation programs are not reasonably likely to have a material adverse effect on AEP.

AEP has designed its executive compensation process, with oversight from the HR Committee, to identify and manage risk and to ensure it does not encourage excessive risk taking. The base salary component, which represents approximately 16% of the AEP CEO’s total compensation opportunity, discourages risk-taking because its value and payment is contingent only upon the CEO’s continued employment with AEP. AEP also provides annual and long-term incentive compensation in amounts that represent approximately 18% and 66% of our CEO’s total compensation opportunity, respectively. The HR Committee believes this appropriately allocates our compensation among base salary and short and long-term incentive compensation opportunities in such a way as to not encourage excessive risk-taking. AEP’s incentive compensation also has the following characteristics:

•

Incentive award opportunities for all employees are capped generally at 200% of their target. Capping the potential payout limits the extent that employees could potentially profit by taking on excessive risk,

•

The HR Committee provides the large majority of incentive compensation to executive officers as long-term stock-based incentive compensation to ensure that short-term performance is not encouraged or rewarded at the expense of long-term performance. This is important because of the large amount of long-term investments required in our business,

•

Annual incentive compensation for all employees, including executive officers, is based on AEP’s ongoing earnings per share less a potential fatality deduction of up to 25% of target, which is a deduction that would apply to executive officers if AEP experienced a fatal work related employee accident. This insures that no employees are encouraged to achieve earnings objectives at the expense of workplace safety.

•

The primary metrics used in AEP’s incentive plans are earnings per share and total shareholder return, which are both robust measures of shareholder value that reduce the risk that employees might be encouraged to pursue other objectives that increase risk or reduce financial performance,

•	Annual and long-term incentive compensation programs are reviewed by AEP’s internal audit staff,

•

All incentive award payouts to senior officers are subject to the review and approval of the HR Committee, or in the case of Mr. Morris, the independent members of the AEP Board, and they retain the discretion to reduce any payouts,

•	Both annual and long-term incentive awards are subject to AEP’s policy that makes incentive payments and deferred compensation subject to recoupment,

•

AEP has primarily granted long-term incentive awards in the form of performance units with a three-year performance and vesting period, which aligned the interests of employees to the long-term interests of shareholder and helps retain management,

•	Executives (currently 46) are subject to executive stock ownership requirements,

•	AEP has not issued stock options to its executive officers since 2003, as stock options may provide an incentive to take excessive risks to increase AEP’s stock price, and

•

It is part of a market competitive compensation package that enables AEP to attract, retain and motivate executives with the skills and experience needed to manage a company of AEP’s considerable size and complexity in a highly regulated electric utility industry. This reduces risk by better ensuring both strong management competence and continuity.

DIRECTOR NOMINATION PROCESS

The Company does not have a Nominating Committee. The full board identifies director nominees. AEP owns all of the Common Stock, and, as a result, AEP’s affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees.

COMMUNICATIONS TO THE BOARD

Shareholders interested in communicating directly with the Company’s board of directors can contact them by writing c/o Corporate Secretary, Southwestern Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The Corporate Secretary will forward the correspondence to the individual director or directors to whom the correspondence is directed.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of AEP is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary.

CODE OF ETHICS

All of the Company’s directors and officers, including its principal executive, financial and accounting officers are subject to AEP’s Code of Conduct. The AEP Code of Conduct is available on AEP’s website: www.AEP.com.

OTHER BUSINESS

Management does not intend to bring any matters before the meeting other than the election of directors and does not know of any matters that will be brought before the meeting by others.

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of this section, we use the terms “AEP,” the “Company,” “we,” “our” and “us” to refer to American Electric Power Company, Inc. All references to “board of directors”, “board”, or “directors” refer to the board of directors of AEP. All of the executive officers of the Company identified in the Summary Compensation Table are employees of the Service Corporation. The compensation of these executive officers are paid by the Service Corporation. The AEP Human Resources Committee (HR Committee) is responsible for the oversight and administration of the Service Corporation’s executive compensation.

Highlights for 2010

Economic conditions remained extremely challenging for the Company in 2010. Power demand remained at depressed levels overall despite extremely favorable weather that bolstered retail sales. Large industrial sales began to gradually improve at the end of the second quarter but commercial sales remained flat for much of the year. The influx of shale gas also negatively impacted both the price and volume of AEP’s off-system sales. As a result of these difficult conditions, the Company undertook a restructuring that included both voluntary and involuntary employee severance programs in an effort to reduce expenses, adjust the Company’s workforce to fit reduced capital and operation and maintenance budgets, and meet the Company’s earnings commitments to shareholders. Largely as a result of these programs, the Company’s 2010 ongoing earnings improved in the second half of the year to reach $3.03 per share for 2010, which slightly exceeded the midpoint of our earnings per share (EPS) guidance range and EPS target of $3.00 per share. In addition, AEP completed 2010 without a work-related fatal employee accident, which is another significant achievement.

The HR Committee initially established threshold (0 percent of target payout), target and maximum (200 percent of target payout) points at $2.80, $3.00 and $3.20 per share, respectively. Subsequently, based on management’s recommendation, the HR Committee adopted a more demanding ongoing earnings threshold of $3.00 per share. This threshold required earnings of at least $3.00 per share for any annual incentive funding or payouts. In setting the $3.00 target, the HR Committee considered the dilutive effect of the 2009 equity issuance and the extraordinarily difficult economic conditions at the time. This was a $0.03 (or 1 percent) increase from AEP’s 2009 ongoing earnings of $2.97 per share.

AEP’s ongoing 2010 EPS of $3.03 was above the midpoint of our earnings guidance for the year and resulted in funding of 113.5 percent of the target award pool for 2010. This near target annual incentive award funding is a substantial improvement from 2009, which was a year for which no annual incentive awards were paid to executive officers. This was due to the significant EPS dilution from the Company’s equity issuance, which reduced EPS substantially below target, and to two fatal work related accidents.

In 2010, the Company continued to closely align executive officers’ total compensation opportunity with shareholders’ interests by providing a substantial percentage of it in the form of performance-based stock compensation. AEP’s three-year performance unit awards account for approximately 67 percent of Mr. Morris’ total compensation opportunity. These performance units are tied to AEP’s three year cumulative EPS and three year total shareholder return relative to the electric utility and multi-utility companies in the S&P 500.

As a result of AEP’s March 2009 equity issuance, the cumulative EPS score for the 2008-2010 performance units was below expectations at 34.0% of target. However, the relative total shareholder return measure recovered by the end of the performance period to the 43rd percentile of the comparator group, which produced a score of 77.7% of target. The EPS and TSR scores combined to produce an overall score of 55.8% of target for the 2008-2010 performance period. As a result, 55.8% of the 2008-2010 performance units outstanding at year-end vested.

The HR Committee recognizes that the Company’s executive compensation levels and practices are a subject of interest and potential concern for the Company’s stakeholders, including its shareholders, regulators and customers. As such, the HR Committee regularly reviews best practices in executive compensation and has made the changes it believes are necessary to keep the Company’s executive compensation levels and practices both market competitive and in line with best practices. For many years, the Company has had stock ownership requirements for its executive officers, issued performance-based short-term and long-term incentive awards, and has had a policy that allows the Company to claw back incentive compensation in certain circumstances. In addition, the HR Committee has made several changes to the Company’s executive compensation program in the last two years, including:

•	Freezing salaries for executives at 2008 levels for 2009 and 2010, other than for promotional increases and salary increases to offset the elimination of subsidiary company board fees,

•	Freezing target annual incentive opportunities for each salary grade, expressed as a percentage of base pay, at the 2008 level for 2009 and 2010,

•	Freezing the target long-term incentive opportunities for each salary grade, expressed as a grant date fair value, at the 2008 level for 2009, 2010 and the most recent 2011 awards,

•

Granting all new long-term incentive awards with change in control provisions that include a double trigger that provides vesting of awards only in the event of a change in control combined with a separation from service,

•	Eliminating company paid country club memberships,

•

Generally eliminating personal use of Company provided aircraft, to the extent that such use has an incremental cost to the Company, except for Mr. Morris who negotiated this as part of his employment agreement. This change also precludes successor CEOs from using company provided aircraft for personal use,

•	Eliminating tax gross-ups, except on relocation benefits,

•	Eliminating the reimbursement and tax gross-up for excise taxes triggered under change in control agreements issued to new participants after October 2009.

The HR Committee reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company. See Compensation Risk on page 5 for additional information.

Overview

The HR Committee oversees and determines AEP’s executive compensation. The HR Committee makes recommendations to the independent members of the board of directors about the compensation of the Chief Executive Officer, and those independent board members determine the CEO’s compensation.

AEP’s executive compensation programs are designed to:

•	Attract and retain a superb leadership team with market competitive compensation and benefits;

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

•	Emphasize performance-based compensation over base salary by providing a substantial majority of executive officers’ total compensation opportunities in the form of incentive compensation;

•

Align the interests of the Company’s executive officers with those of AEP’s shareholders by providing a substantial percentage of the total compensation opportunity for executive officers in the form of stock based compensation that has a value linked to AEP’s share price and other shareholder return measures;

•	Support the implementation of the Company’s business strategy by tying annual incentive awards to earnings per share targets and to the achievement of specific operating and strategic objectives;

•	Motivate and reward outstanding team and individual performance; and

•

Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation, and requiring executives to meet stock ownership requirements.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity that, on average, is equal to the median of AEP’s Compensation Peer Group of other utility companies and industrial companies, as described under Compensation Peer Group on page 10. The HR Committee’s independent compensation consultant, Pay Governance LLC (Pay Governance) participates in HR Committee meetings, assists the HR Committee in developing the compensation program and has an opportunity to meet with the HR Committee in executive session without management present during all meetings. See the Human Resources Committee Report on page 23 for additional information about the independence of Pay Governance’s advice to the HR Committee.

Compensation Program Design

The compensation program for executive officers includes base salary, annual incentive compensation, long-term incentive compensation, a comprehensive benefits program and limited perquisites. The HR Committee provides a balance of short-term and long-term incentive compensation that is consistent with the compensation mix provided by AEP’s Compensation Peer Group. For AEP’s annual incentive compensation, the HR Committee balances meeting AEP’s ongoing earnings per share target with other objectives, such as safety.

The HR Committee chose ongoing earnings per share as the funding measure for the annual incentive plan because it is strongly correlated with shareholder returns, largely reflects management’s performance in operating the Company and is the primary measure by which the Company communicates its actual and expected future financial performance to the investment community. The EPS measure is also well understood by both our shareholders and employees. We also believe that EPS growth is the primary means for the Company to create long-term shareholder value.

AEP’s long-term incentive compensation is tied to longer-term shareholder return objectives to maintain an appropriate focus on creating sustainable long-term shareholder value. Specifically, in 2010, the HR Committee awarded performance units to executive officers with three-year performance measures tied to AEP’s total shareholder return, relative to all the electric and multi-utility companies in the S&P 500 Index, and cumulative earnings per share relative to a board approved target. A cumulative earnings measure was chosen to ensure that the total earnings for all three years contribute equally to the award calculations, as opposed to assessing performance for each of the three years independently, which could encourage the sacrificing of earnings in one year to better ensure the achievement of earnings objectives in other years. The HR Committee also chose a total shareholder return measure for these awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over a three-year period relative to other large companies in our industry. The HR Committee also uses long-term incentives as a retention tool to foster management continuity by subjecting these awards to a three-year vesting period.

The HR Committee annually reviews the mix of base salary, annual incentive and long-term incentive compensation opportunity provided to executives. For 2010, 84 percent of the total compensation opportunity for the Chief Executive Officer and at least 80 percent of that for the other named executive officers was at risk in the form of incentive compensation. More than 66 percent of the 2010 target compensation opportunity for the CEO and between 65 percent and 78 percent of that for the other named executive officers is in the form of long-term, stock based incentive compensation. The ultimate value that executives realize from that compensation opportunity is therefore closely linked to AEP’s share price and dividends.

The HR Committee targets the total compensation opportunity for executives within a range of plus or minus 15 percent of the median of the Compensation Peer Group, which is the range of compensation that is generally considered to be market competitive by the HR Committee’s independent compensation consultant. The HR Committee chose the median as a target because it corresponds to the Company’s near median position within the Compensation Peer Group for various size measures, such as revenue, number of employees, and total assets. To the extent that the total compensation opportunity for an executive is above or below the peer group median, the HR Committee adjusts elements of pay over time to bring their total compensation opportunity into the market competitive range. Each year the HR Committee’s compensation consultant completes an annual executive compensation study. As of September 2010, this study found that, in aggregate, executive base salaries, total cash compensation (base salary and annual incentive compensation) and total direct compensation (total cash compensation and long-term incentives) were all well within the market competitive range.

Compensation Peer Group

The HR Committee annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets with which AEP must compete to attract and retain executives. This Compensation Peer Group is reviewed annually by the HR Committee in consultation with its independent compensation consultant. The Compensation Peer Group is chosen based on comparability in size to AEP in terms of revenues, total assets, market capitalization, number of employees and business complexity.

The Compensation Peer Group is selected to consist of an approximately equal number of utility and industrial companies. The utility companies are selected to provide a more direct comparison to companies with businesses similar to AEP’s. The HR Committee includes industrial companies outside the utility industry because AEP must also compete with industrial companies to attract and retain executives. In addition, because AEP is one of the largest U.S. utility companies based on assets and employees, the Company also includes the industrial companies in the peer group to increase the median level of assets and employees in the peer group to more closely compare to AEP. In addition to the factors mentioned above for all peer companies, the HR Committee considers the one and three year total shareholder return of potential industrial companies in selecting the peer group.

For 2010 the Compensation Peer Group consisted of the 14 large and diversified utility industry companies and the 12 general industry companies shown in the table below. The Compensation Peer Group is unchanged from the prior year.

AEP’s Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)
Centerpoint Energy, Inc.	3M Company

Constellation Energy Group, Inc.	Bristol-Myers Squibb Company

Dominion Resources, Inc.	Caterpillar Inc.

Duke Energy Corporation	CSX Corporation

Edison International	Goodyear Tire & Rubber Company

Entergy Corporation	Northrop Grumman Corporation

Exelon Corporation	PPG Industries, Inc.

FirstEnergy Corp.	Schlumberger N.V.

NextEra Energy, Inc.	Sunoco, Inc.

PG&E Corporation	Textron Inc.

Public Service Enterprise Group Inc.	Union Pacific Corporation

Sempra Energy	Weyerhaeuser Company

Southern Company (The)

Xcel Energy Inc.

The table below shows that, at the time the Compensation Peer Group data was collected in early 2010, AEP’s revenue, market capitalization, number of employees and total shareholder return for both one-year and three year periods were all near the 50th percentile of the combined peer group, while AEP’s Total Assets were above the 75th percentile.

2010 Compensation Peer Group

	Revenue ($ million)	Total Assets ($ million)	Market Capitalization ($ million)	Employees	Total Shareholder Return
					1 Year	3 Year
Summary Statistics
Combined Peer Group
25th Percentile	$11,119	$24,030	$10,281	14,075	6%	-33%
50th Percentile	$13,771	$30,630	$16,589	19,287	18%	-2%
75th Percentile	$17,064	$42,518	$26,994	37,925	31%	12%
Utility Industry Median	$12,431	$39,404	$15,603	15,091	10%	1%
General Industry Median	$17,555	$27,143	$18,634	41,125	32%	-10%

AEP	$13,489	$48,348	$17,250	21,673	22%	-5%

The HR Committee’s executive compensation consultant annually provides the HR Committee with an executive compensation study covering all executive officer positions and many other executive positions based on survey information for the Compensation Peer Group. The methodology and job matches used in this study were determined by Pay Governance based on descriptions of each executive’s responsibilities and are reviewed with the HR Committee. The standard benchmark is the median value of compensation paid by the Compensation Peer Group but the HR Committee’s compensation consultant does use other benchmarks if, in its judgment, such other benchmarks provide a better comparison based on the specific scope of the job being matched. Broader energy and general industry data is used when sufficient data was not available in the Compensation Peer Group to provide a comparison, as was the case for Mr. Akins’ and Mr. Powers’ positions in 2010. In 2010, Pay Governance used the 75th percentile of all energy companies in the Towers Watson database with a 15 percent premium as the market benchmark for Mr. Akins’ position to provide a better comparison to both the size and breadth of his responsibilities. The 75th percentile of the utility peers was used as the market benchmark for Mr. Powers’ position to provide a better comparison to the size and scope of his responsibilities, which only exists in utility companies. These AEP positions have responsibility for substantially larger groups than matching positions in the Compensation Peer Group so good compensation benchmarks could not be provided from this sample of companies.

Executive Compensation Program Detail

Executive Compensation Component Summary. The following table summarizes the major components of the Company’s Executive Compensation Program.

Component	Purpose	Key Attributes
Base Salary	• To provide a market-competitive and consistent minimum level of compensation

•      No regular merit increases were provided to AEP executive officers in 2010. However, salary increases were provided to 2 of the named executive officers who were promoted and to each of the named executive officers to offset eliminated subsidiary company director fees.

•      Generally, salary increases are awarded by the HR Committee based on:

•      The Company’s merit budget,

•      Sustained individual performance and competencies as assessed by each executive’s direct manager with input from other senior managers and communicated via written evaluations, performance ratings and merit increase recommendations,

•      The responsibilities, experience and future potential of each executive officer,

•      Reporting relationships, and

•      The impact that any change in base salary may have on other pay elements and the market competitiveness of the executive’s total compensation.

Component	Purpose	Key Attributes
Annual Incentive Compensation

•      To intensify executive officer focus on annual performance objectives that are critical to AEP’s success

•      To communicate these critical annual performance objectives throughout the Company in a way that distinguishes them from other objectives and makes their importance clear to all

•      Ongoing earnings per share was the 2010 funding measure,

•      Four equally weighted categories of other performance objectives were established for 2010 to communicate and align executive and employee efforts to the goals of the company throughout 2010. Although this purpose was accomplished, these performance objectives did not impact 2010 annual incentive compensation, due to the Company’s reorganization and cost cutting initiative that caused the Company to change its incentive program during the year:

•      Safety and health,

•      Operations,

•      Regulatory, and

•      Strategic initiatives.

•      Annual incentive targets are established by the HR Committee based on competitive compensation information provided by the HR Committee’s compensation consultant

•      Actual awards may vary from 0 percent to 200 percent of each executive’s annual incentive target

•      Annual incentive funding is created only if the Company exceeds ongoing EPS threshold of $3.00 for 2010

•      Individual awards are then determined by the HR Committee based on:

•      Each executive’s calculated bonus opportunity, and

•      A subjective evaluation of their individual performance for the prior year.

Long-Term Incentive Compensation

•      To motivate AEP management to maximize shareholder value by linking a substantial portion of potential executive compensation directly to shareholder returns

•      To help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large long-term investments in physical assets required in our business

•      To reduce executive turnover and maintain management consistency

•      The specific performance objectives used for long-term incentive awards grant for 2010 are:

•      Three-year cumulative earnings per share relative to a board approved target, and

•      Three-year total shareholder return relative to the utilities in the S&P 500.

•      The HR Committee provided long-term incentive awards effective for 2010 in the form of three-year performance units

•      The HR Committee establishes award guidelines for each executive salary grade based on total compensation practices for similar positions in AEP’s Compensation Peer Group

•      Individual long-term incentive awards are primarily based on:

•      Individual performance,

•      Award guidelines for each salary grade established by the HR Committee,

•      Market competitive compensation levels,

•      Each executive officer’s future potential for advancement.

BASE SALARY. In light of extremely difficult economic conditions, the HR Committee did not award merit based salary increases to any of the named executive officers for 2009 or 2010. However, the HR Committee did provide promotional increases during this two year period. Mr. Akins received a $50,000 promotional salary increase effective January 1, 2010 when he was assigned oversight responsibility for AEP’s Commercial Operations group in addition to his existing responsibilities. As reported in last year’s proxy statement, Mr. Tierney received a $50,000 salary increase in October 2009, in conjunction with his promotion to Chief Financial Officer.

The salary of each of the named executive officers was also increased effective January 1, 2010 to offset the elimination of subsidiary company director fees. These salary increases were $15,000, $15,000, $11,400, $11,400, $12,600 and $9,000 for Messrs. Morris, Tierney, English, Powers, Akins and Ms. McCellon-Allen, respectively.

Effective January 1, 2011, the named executive officers received merit increases generally in the three percent range. In addition, Mr. Akins’ received a $200,000 increase in conjunction with his promotion to AEP’s President, which brought his base salary to $750,000. Messrs. Tierney, Powers and Akins were the three final internal candidates considered by the Board of Directors as potential successors for Mr. Morris as CEO. Because the multi-year assignments Messrs. Tierney and Powers undertook as part of the succession planning and development process for the CEO position gave them experience and broad exposure that increased their value to AEP, as well as to other companies, their base salaries were both increased to $600,000.

ANNUAL INCENTIVE COMPENSATION.

Annual Incentive Targets. The HR Committee, in consultation with its independent compensation consultant and Company management, establishes the annual incentive targets for each executive officer primarily based on compensation benchmark studies. For 2010 the HR Committee established the following annual incentive targets for each of the positions held by the named executive officers:

•	110 percent of base earnings for the CEO position (Mr. Morris),

•	75 percent of base earnings for the CFO and COO positions (Messrs. Tierney and English),

•	70 percent of base earnings for the President – AEP Utilities position (Mr. Powers), and

•	65 percent of base earnings for the EVP Generation (Mr. Akins) and for Ms. McCellon-Allen (President – SWEPCo) due to her previous service in EVP level positions.

Funding For Annual Incentive Plan. In 2010 AEP produced ongoing EPS of $3.03, which was above the midpoint of AEP’s earnings guidance for the year. This resulted in annual incentive funding of 113.5% of the target award pool. This result was calculated by interpolation between a 100% of target payout at EPS of $3.00 and a 200% of target payout at EPS of $3.20, using EPS rounded to three decimal places of $3.027. There were no fatal employee accidents, so the fatality deduction (discussed below) did not apply for 2010.

For 2010, earnings per share reported in AEP’s financial statements were $0.50 per share lower than ongoing earnings, primarily because of:

1.	Charges incurred related to the cost-reduction program implemented in May 2010 ($185 million net of tax),

2.	The disallowance by the Virginia State Corporation Commission of the recovery of $54 million related to the Mountaineer Plant carbon capture and storage project ($34 million net of tax), and

3.	The effect of the enactment of the federal Patient Protection and Affordable Care Act, resulting in an unfavorable $21 million change in the tax treatment of post-employment health care costs associated with future reimbursement of Medicare Part D retiree prescription drug benefits.

See our Form 8-K filed on January 28, 2011 announcing 2010 fourth quarter and year-end earnings for a reconciliation of ongoing and reported EPS.

Annual Performance Objectives. For 2010 the HR Committee developed a balanced scorecard to tie annual incentive awards for AEP’s executive team to four areas of performance: safety, operating performance, regulatory performance and strategic initiatives. This balanced scorecard served as a tool to communicate and align the efforts of executive officers and other employees with the performance measures included on the scorecard. The balanced scorecard focused on the following four categories.

Safety and Health. Maintaining the safety of AEP employees, customers and the general public is always the primary consideration, and safety is an AEP core value. We measure this using employee and contractor recordable case rate in accordance with the methodology prescribed by the Occupational Safety and Health Administration (OSHA) for recordable incidents. We also measure incident severity rate portion by the number of lost and restricted duty work days per 200,000 work hours. Wellness improvement was measured by improvement in the completion rate for AEP’s Wellness Program by employees and spouses participating in AEP’s medical plan. In addition to these measures, the HR Committee also established a fatality deduction, which is discussed below.

Operations. The HR Committee also tied 25% of the scorecard to the operating performance of AEP’s assets. This category measures the reliability of our wires assets, the equivalent forced outage rate for our generating plants and our performance on planned generating plant outages. The reliability measure is the system average incident duration index (SAIDI), which is a standard measure in our industry. The equivalent forced outage rate is an indicator of the extent to which our plants ran reliably during the year. The Operations category also included AEP’s environmental goal, which is a measure of the number of major formal notices of violation of environmental regulations.

Regulatory. Investments in our business depend on obtaining satisfactory and appropriate rates of return on our regulated businesses in all the jurisdictions in which we operate. Therefore, the HR Committee tied 25% of the scorecard to AEP’s overall success in achieving rate recovery in regulatory proceedings at the Federal Energy Regulatory Commission and state public utility commissions. In 2010 AEP secured $329 million in new rate recovery.

Strategic. The remaining 25% of the executive council scorecard was tied to strategic initiatives for 2010, including an environmental policy, planning and leadership measure. Strategic initiatives also included Diverse Candidate Placement Rate which measures the rate of AEP’s female and minority hiring compared to the availability of female and minority candidates for the position opportunities AEP expected to have available in 2010.

The above balanced scorecard goals were maintained throughout the year and produced an overall score above target for 2010.

2010 Award Calculation. Due to AEP’s reorganization and cost cutting initiative it was impractical to revise and track all the goals established for each of AEP’s business units for 2010. In light of these unusual circumstances, in July 2010 all business unit scorecards were suspended for the year and replaced with the executive council scorecard for all employees. Because all business units, including AEP’s Executive Council, shared the same goals for 2010, and those goals were measured on a company-wide basis, there was no differentiation in incentive plan funding between business units. As a result, the score was the same for each business unit, including executive officers. Therefore, the annual incentive funding was equal to the EPS Funding score for all groups.

Deductions. The HR Committee again established a fatality deduction for 2010 that would have deducted 25% of target score from the final score for executive officers if the Company experienced a fatal work related employee accident. Because AEP did not have a work-related employee fatality in 2010, the fatality deduction did not apply.

The calculated bonus opportunity is shown in the chart below for each named executive officer. This is the starting point for determining annual incentive awards. The HR Committee then evaluates the individual performance of each named executive officer to determine the actual awards, which are also shown in the table below for 2010.

Name	2010 Base Earnings		Annual Incentive Target %		Overall Performance Score		Calculated Bonus Opportunity	2010 Actual Awards
Michael G. Morris	$1,265,346	x	110%	x	113.5%	=	$1,579,785	$1,579,785
Brian X. Tierney	$464,577	x	75%	x	113.5%	=	$395,471	$425,000
Robert P. Powers	$521,663	x	70%	x	113.5%	=	$414,461	$420,961
Nicholas K. Akins	$512,121	x	65%	x	113.5%	=	$377,818	$365,000
Carl L. English	$561,663	x	75%	x	113.5%	=	$478,116	$450,000
Venita McCellon-Allen	$409,208	x	65%	x	113.5%	=	$301,893	$283,780

The HR Committee believes that annual incentive compensation should not be based purely on a formulaic calculation, such as that shown in the Calculated Bonus Opportunity column above, but should instead be adjusted from this starting point to reflect each executive’s individual performance and contribution. Based on recommendations from each executive officer’s manager focusing on the subjective evaluation of their individual performance and contribution, particularly with respect to the executive council scorecard goals, the HR Committee approved the annual incentive awards shown in the Actual Awards column for 2010.

LONG-TERM INCENTIVE COMPENSATION.

AEP annually reviews the mix of long-term incentive compensation it provides its executives. The HR Committee grants long-term incentive awards on a fixed annual cycle that currently takes place at its December meeting following its annual executive compensation review. It is a long-standing HR Committee practice to consider the impact of any recent and upcoming Company announcements and financial disclosures that may impact AEP’s share price, as well as AEP’s current stock price itself, when determining the number of shares, units or options to grant under AEP’s long-term incentive program.

The HR Committee establishes award guidelines for each executive salary grade based on market competitive total compensation for similar positions in AEP’s Compensation Peer Group. Individual long-term incentive awards are determined by the HR Committee, or, for the CEO, by the independent members of the Board. These determinations are made based on:

•	Award guidelines for each salary grade established by the HR Committee, which creates an overall award pool that AEP management and the HR Committee use in determining awards,

•

Individual performance assessments. However, any positive discretionary adjustments based on individual performance must generally be offset by negative adjustments to avoid exceeding the above award pool,

•

Individual executive’s total direct compensation relative to market competitive compensation for his or her position as shown in the annual executive compensation study conducted by the HR Committee’s executive compensation consultant, and

•	The executive officers’ future potential for advancement.

The HR Committee also regularly reviews tally sheets for the named executive officers that show the potential future payout of outstanding equity awards. These tally sheets show the extent to which the value of the potential payout from all outstanding equity awards is linked to changes in AEP’s stock price and the value likely to be paid from all outstanding equity awards taking the Company’s performance and condition into consideration. The tally sheets also show whether the value that executive officers have already received from vested equity awards is so large as to significantly reduce the need for or effectiveness of any future equity awards. The HR Committee may reduce equity awards to any or all executives if they were to find that any of these considerations or any other consideration warrant doing so.

Performance Units.

The HR Committee granted performance unit awards, effective in 2010 to each named executive officer as follows:

Name	Number of Performance Units Granted
Mr. Morris	155,000
Mr. Tierney	35,060
Mr. Powers	36,810
Mr. Akins	27,040
Mr. English	52,590
Ms. McCellon-Allen	24,540

These performance unit awards provide total direct compensation to executives in an aggregate that is within the market competitive range. Differences between the awards for individual executives primarily reflect differences in salary grade. Mr. Akins’ award includes 750 units granted on January 26, 2010 because of a promotional increase in his salary grade.

Recipients must remain employed by AEP through the end of the vesting period to receive a payout unless they retire, are severed by the Company as part of a consolidation, restructuring or downsizing, in which case they receive a prorated payout based on the number of months they actively worked or are terminated in conjunction with a change in control. Dividends are reinvested in additional performance units. The total number of performance units held at the end of the performance period is multiplied by the weighted score for the two performance measures shown below to determine the award payout; however, the maximum score for each performance measure is 200 percent.

Performance Measures for 2010 – 2012 Performance Units

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3-Year Cumulative Earnings Per Share	50%	$8.39 (0% payout)	$9.32 (100% payout)	$10.25 (200% payout)
3-Year Total Shareholder Return vs. S&P Electric and Multi Utilities	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

On December 31, 2010 performance units granted for the 2008—2010 performance period vested. The combined score for the 2008-2010 performance period was 55.8% of target. See page 30 under the Option Exercises and Stock Vested Table for additional information about the vesting of these performance units.

Restricted Stock Units.

In August 2010 the HR Committee granted 41,380 restricted stock units to each of Messrs. Akins, Powers and Tierney and Ms. McCellon-Allen. These executives were the four internal candidates considered as likely successors to AEP’s CEO position. These awards had a grant date fair value of $1,500,025 and will vest, subject to the participant’s continued AEP employment, in equal installments on the third, fourth and fifth anniversary of the grant date.

2011 Long-Term Incentive Awards.

In keeping with the HR Committee’s long-standing practice, in December 2010 it granted long-term incentive awards effective January 1, 2011 to the named executive officers. These awards were granted as part of AEP’s regular year-end grant date cycle. The grant date fair value was comprised of 60% performance unit awards for the 2011-2013 performance and vesting period and 40% restricted stock units (RSUs). The RSUs vest, subject to the executive’s continued employment, in three equal installments on May 1, 2012, May 1, 2013 and May 1, 2014, respectively. The HR Committee changed its practice from granting long-term incentive awards exclusively in performance units to better ensure retention of AEP’s management team following a nearly 11.5 percent overall reduction in employment at all levels of the organization and in anticipation of a change in AEP’s leadership in 2011 with the planned retirement of Mr. Morris. In addition, RSUs were added to:

•	Better reflect the mix and diversity of long-term incentive awards provided by the companies in AEP’s Compensation Peer Group, and

•	Provide a more consistent retention incentive during periods of economic instability.

In addition, both the 2011 performance unit and restricted stock unit awards were granted with change in control provisions that include a double trigger that provides earlier vesting of awards only in the event of a change in control combined with a separation from service. The restricted stock unit awards granted for 2011 also include a two year post retirement holding requirement for senior executives who are subject to mandatory retirement.

Stock Ownership Requirements.

The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and encourages long-term management strategies that benefits shareholders. Therefore, the HR Committee requires senior executives (currently 46 individuals) to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership levels for each executive salary grade and periodically adjusts these levels. Executives are generally expected to achieve their stock ownership requirements within five years. Due to promotions and changes in ownership requirements, executives may have multiple stock ownership requirements.

AEP’s stock ownership requirements are specified as a fixed number of shares or share equivalents for executives in each salary grade. At the time the stock ownership requirements were established, their value was equal to three times base salary for the CEO and two to two and one-half times base salary for the other named executive officers. The highest minimum stock ownership requirement assigned to each of the named executive officers, and their holdings at December 31, 2010, are shown in the table below.

Name	Highest Minimum Stock Ownership Requirement as of 12/31/2010 (Shares)	AEP Stock and Share Equivalent Holdings on 12/31/2010
Mr. Morris	109,300	452,100	(1)
Mr. Tierney	52,700	94,680
Mr. Powers	52,700	103,442
Mr. Akins	35,300	72,494
Mr. English	62,900	85,914
Ms. McCellon-Allen	35,300	76,655

(1)	Includes 66,667 unvested restricted shares that will vest, subject to Mr. Morris’s continued employment, on November 30, 2011.

If a participant has failed to meet all of their minimum stock ownership requirements, that executive’s performance units are mandatorily deferred into AEP Career Shares to the extent necessary to meet such requirements. AEP Career Shares are phantom stock units whose rate of return is equivalent to the total return on AEP stock with dividends reinvested. In addition, to the extent an executive has not met a minimum stock ownership requirement within five years of the date it was assigned, the executive is subject to:

•	Mandatory deferral into AEP Career Shares of up to 50% of their annual incentive compensation award, and

•	A requirement to retain the AEP shares realized through stock option exercises (net of shares redeemed to satisfy exercise costs and tax withholding requirements).

AEP Career Shares are not paid to participants until after their AEP employment ends.

BENEFITS.

AEP generally provides the same health and welfare benefits to named executive officers as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation.

AEP’s named executive officers participate in the same pension and savings plans as other eligible employees. These include tax-qualified and non-qualified defined contribution and defined benefit plans, as well as a Stock Ownership Requirement Plan that AEP maintains to provide a tax deferred method for senior executives to meet their minimum stock ownership requirements. AEP’s non-qualified retirement benefit plans are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans except for the limits imposed by the Internal Revenue Code on those tax-qualified plans. As a result, the non-qualified plans allow eligible employees to accumulate higher levels of replacement income upon retirement than would be allowed under the tax-qualified plans alone.

The HR Committee recognizes that the non-qualified plans result in the deferral of the Company’s income tax deduction until such benefits are paid, but the HR Committee believes that executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees and that these benefits are prevalent among similar companies.

The non-qualified plans also provide contractual benefits such as the starting balance credit of $2,100,000 and an increased credit rate under AEP’s pension program that Mr. Morris negotiated as part of his employment contract when he joined AEP. The increased pension benefits were provided to Mr. Morris to replace pension benefits that he otherwise could have earned from his prior employer. Some executive officers that were recruited to AEP have also negotiated additional years of credited service or an increased credit rate to offset pension benefits that they would have been able to earn from prior employers due to their length of service to those companies.

The Company and the HR Committee believe that AEP’s continued use of its qualified and non-qualified retirement plans (including the enhancements offered through the nonqualified plans) is consistent with competitive practice and necessary to attract executives. The HR Committee does, however, limit both the amount and types of compensation that are included in the qualified and non-qualified retirement plans because it believes that compensation over certain limits and certain types of compensation should not be further enhanced by including it in retirement benefit calculations. Therefore:

•	Long-term incentive compensation is not included in the calculations that determine retirement and other benefits under AEP’s benefit plans,

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary, and

•	Eligible compensation is also limited to $2 million under the non-qualified Supplemental Retirement Savings Plan.

AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary.

For executives who relocate, AEP provides relocation assistance that is intended to offset their moving expenses. It includes reimbursement of expenses related to the purchase and sale of a home; the purchase of their home at its appraised value if it does not sell within 90 days or a 2% home sale bonus if it does sell; a payment to offset a loss on sale of their existing home, if applicable; and a fixed payment for travel costs, temporary living expenses and miscellaneous relocation expenses. This policy enables AEP to obtain high quality new hires and to relocate internal candidates as needed.

PERQUISITES.

AEP provides limited perquisites that help executives conduct Company business. The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of AEP’s resources. The HR Committee also periodically reviews the value of perquisites provided to each named executive officer.

During 2010 the Company provided personal use of corporate aircraft to Mr. Morris. While the HR Committee believes that the enhanced security, travel flexibility and reduced travel time that corporate aircraft provide for personal travel benefits the Company, the HR Committee is also sensitive to concerns regarding the expense of corporate aircraft and the public perception regarding personal use of such aircraft. Accordingly, effective October 2009, the HR Committee generally prohibited personal use of corporate aircraft that has an incremental cost to the Company, except for Mr. Morris, who negotiated the use of corporate aircraft for personal travel as part of his employment agreement. However, the HR Committee has offset Mr. Morris’ compensation opportunity by an amount approximating the incremental cost to the Company of his personal use of corporate aircraft above that of other CEOs in AEP’s Compensation Peer Group. Taxes are withheld on the value of executive personal use of corporate aircraft in accordance with IRS standards. AEP does not provide a gross-up for these taxes.

The Company occasionally allows spouses to accompany executives on trips using business aircraft if there is no incremental cost to the Company, such as when a spouse accompanies an executive on a business trip. Taxes are withheld on the value of executive spouse travel on corporate aircraft in accordance with IRS standards, and AEP does not provide a gross-up for these taxes.

AEP provides executives with independent financial counseling and tax preparation services to assist executives with financial planning and tax filings. Income is imputed to executives and taxes are withheld for financial counseling and tax preparation services. No tax gross-ups are provided.

Other Compensation Information

Recoupment of Incentive Compensation.

The Board believes that incentive compensation should be reimbursed to the Company if, in the Board’s determination:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected,

•	The officer from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction, and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

The Board adopted this policy in February 2007, and the HR Committee has directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for the Company’s ability to obtain such reimbursement. The Company will seek reimbursement, if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case or if the applicable legal requirements impose more stringent requirements on AEP to obtain reimbursement of such compensation. AEP may also retain any deferred compensation previously credited to the executive if, when and to the extent that it otherwise would become payable. This right to reimbursement is in addition to, and not in substitution for, any and all other rights AEP might have to pursue reimbursement or such other remedies against an executive for misconduct in the course of employment by AEP or otherwise based on applicable legal considerations.

Role of the CEO with Respect to Determining Executive Compensation. The HR Committee has invited the CEO to attend all HR Committee meetings. The HR Committee regularly holds executive sessions without the CEO or other management present to provide a confidential avenue for any concerns to be expressed. The CEO, in his role as Chairman of the Board, has the authority to call a meeting of the HR Committee.

The CEO has assigned AEP’s Senior Vice President – Shared Services, Vice President – Human Resources and Director – Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and the Committee’s independent compensation consultant (Richard Meischeid of Pay Governance) to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs in keeping with the objectives established by the HR Committee. The management supporting the HR Committee also meets with the CEO, the HR Committee Chairman and Mr. Meischeid prior to meetings to review and finalize the meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Mr. Meischeid in attendance. Likewise, Mr. Meischeid regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialog and exchange of ideas is important to the development and implementation of a successful executive compensation strategy. The CEO did not retain any outside compensation consulting services or otherwise seek compensation advice regarding AEP’s executive compensation and benefits.

Mr. Morris discusses the individual performance of all the named executive officers with the HR Committee and recommends their compensation to the HR Committee. As CEO, he also has substantial input into the development of employment offers for outside candidates for executive positions, although all employment offers for executive officer positions require the approval of the HR Committee.

The CEO does not play any role in determining or recommending director compensation but he does generally attend meetings of the Directors and Corporate Governance Committee, which is responsible for developing a recommendation to the full Board as to the compensation of non-management directors. In 2010 the Directors and Corporate Governance Committee hired an outside compensation consultant (Meridian Compensation Partners, LLC), which is independent from both the Company and the HR Committee’s executive compensation consultant, to help it meet this responsibility. The Board of Directors makes the final determination on directors’ compensation.

Change In Control Agreements. The HR Committee provides change in control agreements to all the named executive officers to help align the interests of these executives with those of AEP’s shareholders by mitigating the financial impact if their employment is terminated as a result of a change in control. The HR Committee also considers change in control agreements as an important tool in recruiting external candidates for certain executive positions. The HR Committee limits participation to those executives whose full support and sustained contributions in the course of a lengthy and stressful possible corporate transaction would be critical to the successful completion of a change in control. As of December 31, 2010 there were 17 executives who have change in control agreements.

While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit top performers away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. Therefore, the HR Committee uses these agreements to provide security and protection to officers in such circumstances for the long-term benefit of the Company and its shareholders.

The Board has adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus annual incentive compensation. In consultation with its independent executive compensation consultant, the HR Committee periodically reviews change in control agreement practices for similar companies, including the companies in our Compensation Peer Group. The HR Committee has found that change in control agreements are common among these companies, and that 2.99 is the most common multiple for executive officers. Therefore, the HR Committee approved change in control multiples of 2.99 times base salary and bonus for all of the named executive officers. Other executives covered by change in control agreements may have a lesser multiple of 2.0 times their base salary and target annual incentive award. All AEP change in control agreements have a “double trigger,” which is a change in control accompanied by an involuntary termination or constructive termination within two years.

If the payments made to a named executive officer on account of his or her termination exceed certain amounts, the Company may not be able to deduct the payments for federal income tax purposes and the named executive officer could be subject to a 20% excise tax on such payments. The excise tax is in addition to the executive’s regular payroll and income taxes. Change in control agreements entered into prior to November 2009 offset the effect of the excise tax with a “gross-up” payment that reimburses executives for the excise tax. However, the total benefit that an executive would receive by reason of the change in control will be reduced by up to 5% if that reduction would avoid the excise tax. The gross-up payment to reimburse the executive for these excise taxes is no longer being included in change in control agreements entered into with new participants after October 2009.

In the event of a change in control, a pro-rata portion of outstanding performance units for performance periods beginning before 2011 would vest and would be paid at a target performance score. For performance periods beginning on or after January 1, 2011, a double trigger was added to performance unit awards. This double trigger requires the termination of a participant’s employment under defined circumstances within one year after a change in control in order for a pro-rata portion of their outstanding performance unit awards to vest and be paid at the target performance score.

All outstanding restricted stock unit awards granted effective before January 1, 2011 vest in the event of a change in control. A double trigger was also added to restricted stock unit awards granted effective on or after January 1, 2011. This double trigger requires that a participant’s employment be terminated under defined circumstances within one year after a change in control in order for all of their outstanding restricted stock units to vest.

Other compensation and benefits provided to executive officers in the event their employment is terminated as a result of a change in control are consistent with that provided in the event a participant’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations. AEP maintains a severance plan that provides two weeks of base pay per year of service to all employees, including executive officers, if their employment is terminated due to a consolidation, restructuring or downsizing, subject to the employee’s agreement to waive claims against AEP. Mr. Morris’s employment agreement, however, provides him a severance payment equal to two times his annual base salary in the event of his severance. In addition, our severance benefits for all employees include outplacement services and access to health benefits at a reduced net cost for up to 18 months (or until age 65 for employees who are at least age 50 with 10 years of service at the time of their severance).

Named executive officers and other employees remain eligible for an annual incentive award based on their eligible pay for the year, which reflects the portion of the year that they worked, if they separate from service prior to year-end due to their retirement; severance attributed to restructuring, consolidation or downsizing; or death.

A prorated portion of outstanding performance units vest if a participant retires, which is defined as a termination other than for cause after the executive reaches age 55 with five years of service or if a participant is severed. Mr. Morris, Mr. English and Mr. Powers were retirement eligible in 2010. A prorated portion of outstanding performance units would also vest to a participant’s heirs in the event of their death.

In 2010, executive officers are also entitled to one year of continued financial counseling service in the event they are severed from service as the result of a restructuring, consolidation or downsizing. In the event of their death, their spouse or the executor of their estate would be eligible for this benefit. For 2011, this benefit was reduced to 6 months of continued financial counseling service in the event of termination due to severance or death.

Insider Trading and Hedging.

The Company maintains an insider trading policy that prohibits directors and officers from directly hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and officers from placing AEP stock in margin accounts without the approval of the Company. The Company is unaware of any executive officer who has attempted to directly or indirectly hedge the economic risk associated with minimum stock ownership requirements. The Company is also not aware of any executive officer or director who has pledged or otherwise encumbered their shares of AEP stock.

Tax Considerations.

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next three highest paid named executive officers, other than the Chief Financial Officer. The HR Committee considers the limits imposed by Section 162(m) when designing compensation and benefit programs for the Company and its executive officers. Because the annual incentive compensation awarded in 2010 was performance based and awarded by a committee of independent outside directors pursuant to the Senior Officer Incentive Plan (the SOIP), which was approved by shareholders, its deductibility is not subject to the Section 162(m) limit. The HR Committee established 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the performance measure for the 2010 SOIP and further allocated a specific percentage of Adjusted Income to each executive officer. In this way, the HR Committee retains the flexibility to make awards that are based on individual performance in a way that is consistent with the requirements for tax deductibility by the Company under section 162(m) of the Internal Revenue Code. In no case did the annual incentive awards paid for 2010 exceed the maximum award provided under the SOIP. Amounts paid to the named executive officers for vested performance units, which were granted under the shareholder approved Long-Term Incentive Plan, also are not subject to the deductibility limit because they are performance based.

AEP’s restricted shares and restricted stock units are not considered to be performance based under Section 162(m). Therefore, any amounts attributable to those restricted shares and units are not tax deductible if and to the extent that they cause the compensation of the covered executive officer to exceed $1,000,000 for the year.

By meeting the requirements for performance based compensation under Section 162(m) for annual incentive compensation and performance units, these payments are eligible for deduction. The HR Committee intends to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to named executive officers, while maintaining sufficient flexibility to award appropriate incentives to named executive officers.

In addition, Sections 280G and 4999 of the Internal Revenue Code limit income tax deductions for the Company and impose excise taxes on named executive officers who receive payments in excess of a defined limit upon a change in control. As discussed under “Potential Payments upon Termination or Change in Control of the Company” on page 35, certain payments to the named executive officers may be reduced to a limited extent to avoid the imposition of the excise tax, but payments to the named executive officers in connection with a change in control may be subject to these taxes (and loss of tax deductions).

Finally, Section 409A of the Internal Revenue Code imposes additional taxes on named executive officers whose deferred compensation fails to comply with Section 409A. The Company has reviewed its compensation arrangements to help ensure they comply with applicable Section 409A requirements.

Human Resources Committee Report

Membership and Independence. The HR Committee had five members in 2010. The Board has determined that each member of the HR Committee is an independent director, as defined by the New York Stock Exchange listing standards. Each member of the HR Committee attended professional development training in 2010 that addressed topics of specific relevance to public company compensation committees.

Purpose. The primary purpose of the HR Committee is to provide independent oversight of the compensation and human resources policies and practices of the Company. The primary objective of the HR Committee with respect to executive compensation is to ensure that executive officers and other key employees are compensated in a manner that is consistent with the Company’s business strategy, risk tolerance, competitive practices, internal equity considerations, and Company and Board policies.

Functions and Process. The HR Committee operates under a written charter reviewed, modified and adopted annually by the Board. This charter is available on AEP’s web-site at www.AEP.com/investors/corporategovernance.

The HR Committee annually reviews AEP’s executive compensation in the context of the performance of management and the Company. The HR Committee reviews and approves the compensation for all officers at the senior vice president level and above and other key employees. With respect to the compensation of the CEO, the HR Committee is responsible for making compensation recommendations to the independent members of the Board, who review and approve the CEO’s compensation.

In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2010, including:

•	Establishing annual and long-term performance objectives for senior executives,

•	Assessing the performance of the CEO, other senior executives and the Company relative to those established performance objectives,

•	Conducting an evaluation of the CEO based on written comments from board members, senior AEP management, Mr. Morris’ direct reports and the audit firm partner overseeing AEP’s external audit,

•	Determining the mix of base salary, short-term incentives and long-term equity based compensation to be provided to executives,

•	Reviewing the design of the Company’s long-term incentive program and changing the mix of long-term incentive awards to better meet the Company’s current needs,

•	Reviewing an analysis of executive compensation for all senior executives, including the named executive officers,

•	Reviewing and approving the base salaries, annual incentive awards and long-term incentive award opportunities for all senior executives,

•	Reviewing and approving the major elements of the Company’s benefits and perquisites,

•	Evaluating whether and how the design of the Company’s executive compensation programs and practices affect risk taking,

•	Reviewing and approving the major terms of employment, change in control and any other special agreements with executives,

•	Reviewing the Company’s workforce safety efforts and results,

•	Reviewing the senior management succession plan, including succession candidates for the CEO position,

•	Reviewing and approving reports to shareholders regarding executive compensation, and

•	Selecting and engaging a compensation consultant to provide objective and independent advice to the HR Committee.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders, such as AEP’s customers, employees, and the communities in which AEP operates, in addition to those of AEP’s shareholders. For example, the HR Committee tied 2010 annual incentive compensation for all executive officers to measures that included employee safety, while also tying funding for annual incentive compensation to AEP’s earnings per share.

In determining executive compensation, the HR Committee considers all relevant factors, including:

•	Company performance,

•

The CEO’s individual performance, based, in part, on a leadership assessment that specifically covers integrity and ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and leadership of the board of directors,

•	Individual performance and compensation recommendations for other executive officers as assessed by the CEO and their direct manager,

•	Market competitive compensation survey information from the executive compensation study conducted by the HR Committee’s independent compensation consultant,

•	Succession planning,

•	The responsibilities and experience of each senior officer,

•	Compensation history,

•	The impact salary changes may have on other elements of total rewards,

•	The impact of compensation on risk taking,

•	The expense implications of any changes, and

•	Tally sheets, showing multiple views of each of the named executive officer’s total compensation.

2011 Changes. During 2010 the HR Committee changed the mix of awards to be issued for 2011 and future years to executive officers and other AEP management under its regular annual long-term incentive program. It will provide 40% of the value in restricted stock units and 60% of the value in performance units, rather than 100% in performance units. This change was made to provide a stronger retention incentive and more market competitive compensation during both up and down cycles. This change also brings AEP’s long-term incentive award mix closer to that of the companies in AEP’s Compensation Peer Group. The restricted stock unit awards include a two year post retirement holding requirement for senior executives who are subject to mandatory retirement. This post retirement holding period was introduced to mitigate the risk created near the end of an executive’s career when many long-term incentive awards lose some of their capacity to encourage decision making in the long-term interests of the Company.

In addition, the HR Committee changed the terms under which long-term incentive awards are granted effective for 2011 and future years to implement double trigger vesting in the event of a change in control of the Company. This double trigger requires that a participant’s employment be terminated under defined terms for special vesting to apply in the event of a change in control.

The HR Committee’s Independent Compensation Consultant. In January 2010 the HR Committee reengaged Towers Watson, with Richard Meischeid as its lead consultant, to provide recommendations to the HR Committee regarding AEP’s executive compensation and benefit programs and practices. Mr. Meischeid is a nationally recognized executive compensation consultant. Prior to May 2010 he was a Principal with Towers Watson. In May 2010 Mr. Meischeid left Towers Watson and became a Managing Partner at Pay Governance. The HR Committee then engaged Pay Governance, with Mr. Meischeid as its lead consultant, to provide it with executive compensation consulting services. The HR Committee is authorized to retain and terminate consultants and advisors without management approval, and has the sole authority to approve their fees. Among other assignments, the HR Committee’s consultant provides an annual executive compensation study and a report on current executive compensation and benefits trends within the electric utility industry and among U.S. industrial companies in general. In 2010, the Company paid $56,923 for executive compensation consulting services provided to the HR Committee by Towers Watson and $54,959 for such services provided by Pay Governance.

The HR Committee annually assesses and discusses the performance and independence of its executive compensation consultant. In January 2010 as part of this assessment and prior to Mr. Meischeid leaving Towers Watson to form Pay Governance, the HR Committee considered the extent of other business that Towers Watson performed for AEP and reviewed the safeguards that were in place to ensure the independence of the advice they received. After reviewing the cost of the work Towers Watson performs for the HR Committee and other work performed for AEP, the HR Committee concluded that, although Towers Watson performed an extensive amount of other services for the Company, adequate barriers and safeguards were in place to ensure that Mr. Meischeid’s and Towers Watson’s executive compensation recommendations were not in any way influenced by this other business. Company management engaged Towers Watson to provide these other services, and during 2010 paid $1,244,785 for these services.

As of May 2010 any concern about other business creating the potential for a conflict of interest has been eliminated because Pay Governance has not performed and will not be hired to perform any work for AEP other than that which is related to their engagement by the HR Committee.

The Committee also annually reviews the performance and objectivity of its executive compensation consultant and found in all cases that the advice provided was of a high quality and appropriate for the Company. The HR Committee further concluded that Mr. Meischeid was not unduly influenced by AEP management and was providing objective and independent advice. Neither Pay Governance nor Towers Watson have or had any role in recommending director compensation. The HR Committee regularly holds executive sessions with Mr. Meischeid to help ensure that it receives full and independent advice.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in the Company’s proxy statement to be filed in connection with the Company’s 2011 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Human Resources Committee Members

Donald M. Carlton

James F. Cordes

Ralph D. Crosby, Jr.

Thomas E. Hoaglin

Lester A. Hudson, Jr., Chair

Executive Compensation

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman and Chief Executive Officer, our Executive Vice President and Chief Financial Officer and four other highly compensated executive officers, to whom we refer collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Michael G. Morris—	2010	1,270,442	—	5,321,150	—	1,579,785	341,768	512,969	9,026,114
Chairman of the board	2009	1,254,808	—	5,265,750	—	—	446,490	572,230	7,539,278
and chief executive officer	2008	1,259,615	—	5,955,000	—	1,654,071	330,564	818,438	10,017,688
Brian X. Tierney—	2010	467,365	—	2,703,635	—	425,000	180,228	29,456	3,805,684
Executive Vice President	2009	401,539	—	857,866	—	—	124,813	69,767	1,453,985
and Chief Financial Officer	2008	403,077	—	816,550	—	665,000	117,421	61,134	2,063,182
Robert P. Powers—	2010	523,844	—	2,763,712	—	420,961	511,871	34,569	4,254,957
President-AEP Utilities	2009	511,961	—	1,213,530	—	—	692,065	68,442	2,485,998
	2008	513,923	—	1,396,805	—	415,000	175,962	84,475	2,586,165
Nicholas K. Akins(6)—	2010	515,056	—	2,429,269	—	365,000	114,757	35,161	3,459,243
President	2009	451,731	—	857,866	—	—	129,664	61,652	1,500,913
	2008	440,961	—	915,164	—	340,000	54,428	58,093	1,808,646
Carl L. English—	2010	563,998	—	1,805,415	—	450,000	74,119	35,475	2,929,007
Vice Chairman	2009	552,115	—	1,848,128	—	—	108,781	74,965	2,583,989
	2008	554,231	—	2,136,178	—	450,000	88,541	69,837	3,298,787
Venita McCellon-Allen(7)—	2010	410,919	—	2,342,483	—	283,780	88,287	49,564	3,175,033
President & COO SWEPCo	2009	401,539	—	857,866	—	—	116,112	63,760	1,439,277
	2008	395,139	—	915,164	—	317,192	107,770	48,677	1,783,942

(1)	Amounts in the salary column are composed of executive salaries and additional days of pay earned for years with more than the standard 260 calendar work days and holidays.
(2)	The amounts reported in this column reflect the total grant date fair value, calculated in accordance with FASB ASC Topic 718, of performance units and restricted stock units granted under our Long-Term Incentive Plan. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating these amounts. The value realized for the performance units, if any, will depend on the Company’s performance during a three-year performance and vesting period. The potential payout can range from 0% to 200% of the target number of performance units, including reinvested dividends, multiplied by the average closing price of AEP common stock for the last 20 trading days of the performance period. Therefore, the maximum amount payable is equal to 200% of the target award, plus an amount equal to any reinvested dividends on the performance units multiplied by the percentage increase in AEP’s share price from the grant or reinvestment date. For further information on these awards, see the Grants of Plan-Based Awards Table on page 26 and the Outstanding Equity Awards at Fiscal Year-End Table on page 29.

The 2010 amounts also include 41,380 restricted stock units awarded in August 2010 to Messrs. Akins, Powers and Tierney and Ms. McCellon-Allen. The maximum amount payable for the restricted stock units is equal to the award plus an amount equal to reinvested dividends multiplied by the percentage increase in AEP’s stock price from the grant or reinvestment date.

(3)	The amounts shown in this column are annual incentive awards made under the Senior Officer Incentive Plan for the year shown. At the outset of each year, the HR Committee sets annual incentive targets and performance criteria that are used after year-end to determine if and the extent to which executive officers may receive annual incentive award payments under this plan.
(4)	The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. See the Pension Benefits Table on page 31, and related footnotes for additional information. No named executive officer received preferential or above-market earnings on deferred compensation. See Note 8 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2010, for a discussion of the relevant assumptions.
(5)	A detailed breakout of the amounts shown in the All Other Compensation column for 2010 is shown below. These amounts include Company contributions to the Company’s Retirement Savings Plan and the Company’s Supplemental Retirement Savings Plan.

For Mr. Morris, the amount shown for 2010 includes the aggregate incremental cost associated with his personal use of Company-provided aircraft of $444,737. This amount is the incremental cost to the Company for his personal use of Company-provided aircraft, including all operating costs such as fuel, a maintenance reserve for the hours flown, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, the lease costs for Company aircraft and the cost of maintenance not related to personal trips, are excluded. For proxy reporting purposes, personal use of corporate aircraft includes the incremental cost of relocating aircraft to accommodate personal trips and the incremental costs of flights for Mr. Morris to attend outside board meetings for the public companies at which he serves as an outside director. In 2009, the HR Committee generally eliminated personal use of Company provided aircraft to the extent that such use has an incremental cost to the Company, except for Mr. Morris who negotiated this as part of his employment agreement.

(6)	Mr. Akins was appointed President of the Company effective January 1, 2011. He was previously Executive Vice President—Generation.
(7)	Ms. McCellon-Allen was Executive Vice President of AEP through June 30, 2010. In a corporate realignment, she became President and Chief Operating Officer of Southwestern Electric Power Company, one of AEP’s public utility subsidiaries. She currently is not an executive officer of AEP.

All Other Compensation for 2010

Type	Michael G. Morris	Brian X. Tierney	Robert P. Powers	Nicholas K. Akins	Carl L. English	Venita McCellon- Allen
Retirement Savings Plan Match	$4,327	$7,590	$10,727	$7,678	$11,025	$10,628
Supplemental Retirement Savings Plan Match	52,614	13,316	12,748	15,367	14,250	7,787
Director Life and Accident Insurance	741	—	—	—	—	—
Financial Counseling and Tax Preparation	10,550	8,550	11,094	12,116	9,800	11,149
Personal Use of Company Aircraft	444,737	—	—	—	—	—
Health & Wellness Program Incentives	—	—	—	—	400	—
Relocation Payment	—	—	—	—	—	20,000

Grants of Plan Based Awards in 2010

The following table provides information on plan based awards granted in 2010 to each of our named executive officers.

Name	Grant Date Approval(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum (3) ($)	Threshold (#)	Target (#)	Maximum (#)
Michael G. Morris
2010 Senior Officer Incentive Plan			—	1,391,881	2,783,762
2010 – 2012 Performance Units	12/8/09	1/1/2010				19,375	155,000	310,000		5,321,150
Brian X. Tierney
2010 Senior Officer Incentive Plan			—	348,433	696,866
2010 – 2012 Performance Units	12/8/09	1/1/2010				4,383	35,060	70,120		1,203,610
Restricted Stock Units		8/3/2010							41,380	1,500,025
Robert P. Powers
2010 Senior Officer Incentive Plan			—	365,164	730,328
2010 – 2012 Performance Units	12/8/09	1/1/2010				4,601	36,810	73,620		1,263,687
Restricted Stock Units		8/3/2010							41,380	1,500,025
Nicholas K. Akins
2010 Senior Officer Incentive Plan			—	332,879	665,758
2010 – 2012 Performance Units	12/8/09	1/1/2010				3,286	26,290	52,580		902,536
2010 – 2012 Performance Units(6)	1/26/2010	1/26/2010				94	750	1,500		26,708
Restricted Stock Units		8/3/2010							41,380	1,500,025
Carl L. English
2010 Senior Officer Incentive Plan			—	421,247	842,495
2010 – 2012 Performance Units	12/8/09	1/1/2010				6,574	52,590	105,180		1,805,415
Venita McCellon-Allen
2010 Senior Officer Incentive Plan			—	265,985	531,970
2010 – 2012 Performance Units	12/8/09	1/1/2010				3,068	24,540	49,080		842,458
Restricted Stock Units		8/3/2010							41,380	1,500,025

(1)	On December 8, 2009, the HR Committee and the independent members of the board approved performance unit awards, effective January 1, 2010, under AEP’s long-term incentive plan. The performance and vesting period for these awards is January 1, 2010 through December 31, 2012.
(2)	Consists of potential payouts under the Senior Officer Incentive Plan, which are based on base salary paid during the year.
(3)	The amount shown in this column represents 200% of the target award for each of the named executive officers, which is generally the maximum annual incentive award for all AEP executives and other employees. 2010 awards under the SOIP were also capped in aggregate at 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes. In addition, the maximum award payment to any SOIP participant for any year is the lesser of:
(i)	$6,000,000 or
(ii)	400% of the executive’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the award.
(4)	Consists of performance units awarded under our Long-Term Incentive Plan for the three-year performance period 2010 – 2012. These awards, if any, generally vest at the end of the three year performance period. For further information on these awards, see the description under 2010 Stock Award Grants below.
(5)	For performance units, the value is computed by multiplying the closing price of AEP common stock on December 8, 2009 ($34.33) by the target number of performance units granted. The actual number of performance units earned will depend on AEP’s performance over the 2010 through 2012 period and could vary from zero percent (0%) to two-hundred percent (200%) of the target award plus reinvested dividends. The value of performance units earned will be equal to AEP’s average closing share price for the last 20 trading days of the performance period multiplied by the number of performance units earned. For restricted stock units, the value is computed by multiplying the closing price of AEP common stock on August 3, 2010 ($36.25) by the number of restricted stock units (41,380).
(6)	750 performance units approved by the HR Committee on January 26, 2010 when the closing price of AEP common stock was $35.61 as a result of a promotion.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

2010 Stock Award Grants. The named executive officers were awarded performance units effective January 1, 2010. These performance units were granted for a three-year performance period (2010-2012) and generally vest, subject to the participant’s continued employment, at the end of the performance period. Performance units are generally equivalent in value to shares of AEP common stock. Dividends are reinvested in additional performance units. The 2010-2012 performance units are subject to two equally weighted performance measures for the three-year performance period, which are:

•	Three-year total shareholder return relative to the electric utility and multi-utility companies included in the S&P 500 Index, and

•	Three-year cumulative earnings per share relative to a performance measure established by the HR Committee.

These performance measures are described in detail in Compensation Discussion and Analysis-Performance Units on page 15. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. The value of each performance unit that is earned equals the average closing price of AEP common stock for the last twenty trading days of the performance period.

2010 Restricted Stock Unit Grants. Messrs. Akins, Powers and Tierney and Ms. McCellon-Allen were granted 41,380 restricted stock units in August 2010. These executives were four internal candidates considered as likely successors to AEP’s CEO position. These restricted stock units will generally vest, subject to the executive’s continued employment, in equal installments on August 3, 2013, August 3, 2014 and August 3, 2015, respectively. Dividends are reinvested in additional restricted stock units.

2011 Stock Award Grants. Effective January 1, 2011, the named executive officers were granted long-term incentive awards as part of AEP’s regular annual grant cycle. Of these awards, 60 percent was granted in the form of performance units for the 2011-2013 three-year performance period. They were issued under terms that are otherwise similar to those described above for the 2010-2012 performance period. The three-year cumulative earnings per share target for the 2011-2013 is $9.70. The relative total shareholder return performance measure for these performance units is identical to that for the previously granted performance units. The remaining 40 percent of these long-term incentive awards was granted in the form of restricted stock units that generally vest, subject to the executive officer’s continued employment, in three equal installments on May 1, 2012, May 1, 2013 and May 1, 2014. In addition, both the 2011 performance unit and restricted stock unit awards were granted with change in control provisions that include a double trigger that only provides earlier vesting of awards in the event of a change in control and a separation from service. The restricted stock unit awards granted for 2011 also include a two year post retirement holding requirement for senior executives who are subject to mandatory retirement.

2010 Non-Equity Incentive Compensation. For 2010 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base salary for Mr. Morris,

•	75 percent of base salary for Mr. English and Mr. Tierney,

•	70 percent of base salary for Mr. Powers, and

•	65 percent of base salary for Mr. Akins and Ms. McCellon-Allen.

Actual awards generally may vary from 0% to 200% of the annual incentive target.

The HR Committee set target funding for the 2010 annual incentive compensation program at $3.00 per share, the midpoint of the Company’s publicly disclosed ongoing earnings guidance of $2.80 to $3.20 per share.

In 2010 AEP produced ongoing EPS of $3.03, which was above the midpoint of AEP’s earnings guidance for the year, which resulted in a score of 113.5% of target. For 2010, ongoing EPS was $0.53 more than earnings per share reported in AEP’s financial statements related to (1) the Company’s restructuring program, (2) the disallowance in Virginia of the recovery of the Company’s carbon capture and storage project, and (3) the unfavorable tax treatment of a Medicare subsidy. See our Form 8-K filed on January 28, 2011 announcing 2010 fourth quarter and year-end earnings for a reconciliation of ongoing and reported EPS.

For 2010 the HR Committee again used an executive council scorecard with four performance categories: safety, operating performance, regulatory performance and strategic initiatives. For 2010, the HR Committee again established a fatality deduction that would have reduced the overall score for all executive officers by 25% of target if AEP had experienced an accidental work related employee fatality. Due to AEP’s 2010 reorganization, it was determined that the executive council scorecard would be used for all incentive groups for 2010 and that all groups would receive the same score. As a result, the Overall Performance Score for 2010 for all groups, including AEP’s Executive Officers, is the EPS score of 113.5% of target.

Based on this EPS score, a 2010 award pool of 113.5% of target was provided for each incentive group, including the Executive Officers. The HR Committee then allocated annual incentive awards from this funding pool to the Executive Officers, other than the CEO, based on a subjective assessment of each executive’s performance. The independent members of the Board also determined the annual incentive award for the CEO based on a subjective assessment of his performance. The 2010 annual incentive awards are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and reflect adjustments above and below 113.5% of target based on these assessments of individual performance.

AEP provides annual incentive compensation to executive officers through the Senior Officer Incentive Plan, which was approved by shareholders at the 2007 annual meeting. This plan establishes the maximum annual incentive award opportunity for each executive officer. For further information, see Tax Considerations on page 20.

Employment Agreements. The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific action to terminate it. Under the agreement, Mr. Morris is eligible to receive an annual bonus under the Senior Officer Incentive Plan based on a target percentage of at least 100% of his base salary.

The Agreement awarded Mr. Morris a nonqualified stock option grant of 149,000 shares and 200,000 restricted shares, payable in three installments, as a replacement for certain long-term compensation that he forfeited from his prior employer in order to accept employment with the Company. The first component of 66,666 shares vested on November 30, 2009, and the next component of 66,667 shares vested on November 30, 2010. The remaining 66,667 restricted shares will vest, subject to his continued employment, on November 30, 2011.

The Agreement provides that Mr. Morris may use the Company aircraft for personal use in accordance with Company policies in effect for senior executives. Mr. Morris is entitled to participate in the Company’s financial counseling program.

The Company purchased a life insurance policy for Mr. Morris with a $3 million death benefit, and paid annual premiums for five years through 2008 to maintain that policy. Mr. Morris was provided an opening balance in the AEP Supplemental Benefit Plan of $2.1 million. Mr. Morris vested in this plan in 20% increments on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the AEP Note (2) under Supplemental Benefit Plan (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 31. If the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

The Company entered into an employment agreement with Mr. English (English Agreement) that became effective August 2, 2004. Mr. English is eligible to receive an annual bonus under the Senior Officer Incentive Plan, and his target percentage will be equal to at least 65% of his base salary. The English Agreement awarded Mr. English 30,000 restricted stock units, which vested in equal thirds in August 2005, 2006 and 2007. Mr. English’s cash balance account under the AEP Supplemental Benefit Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings. For further information, see Note (2) under Pension Benefits on page 31.

Mr. Powers and Ms. McCellon-Allen each have agreements with the Company, which result in their being credited with 17 and 4.2 years, respectively, of additional service under AEP’s Supplemental Benefit Plan. For further information on these agreements, see Notes (3) and (4) under the Pension Benefits on page 31.

In addition to these agreements, each of the named executive officers has entered into a Change In Control Agreement with AEP. For further information about these Change In Control Agreements see Potential Payments upon Termination or Change in Control on page 35.

Outstanding Equity Awards at Fiscal Year-End for 2010

The following table provides information with respect to holdings of stock options, restricted stock, restricted stock units and performance unit awards by the named executive officers at December 31, 2010.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Michael G. Morris
Stock Options	149,000	30.76	1/2/2014
Restricted Shares(1)				66,667	2,398,679
2009 – 2011 Performance Units(2)						194,475	6,997,211
2010 – 2012 Performance Units(2)						162,773	5,856,573
2011 – 2013 Performance Units(2)						90,000	3,238,200
Restricted Stock Units(5)				60,000	2,158,800
Brian X. Tierney
2009 – 2011 Performance Units(2)						31,683	1,139,954
2010 – 2012 Performance Units(2)						36,818	1,324,712
2011 – 2013 Performance Units(2)						20,328	731,401
Restricted Stock Units(4)				42,395	1,525,372
Restricted Stock Units(5)				13,552	487,601
Robert P. Powers
2009 – 2011 Performance Units(2)						44,818	1,612,552
2010 – 2012 Performance Units(2)						38,656	1,390,843
2011 – 2013 Performance Units(2)						19,026	684,555
Restricted Stock Units(4)				42,395	1,525,372
Restricted Stock Units(5)				12,684	456,370
Nicholas K. Akins
2009 – 2011 Performance Units(2)						31,683	1,139,954
2010 – 2012 Performance Units(2)						28,396	1,021,688
2011 – 2013 Performance Units(2)						19,026	684,555
Restricted Stock Units(4)				42,395	1,525,372
Restricted Stock Units(5)				12,684	456,370
Carl L. English
2009 – 2011 Performance Units(2)						68,255	2,455,815
2010 – 2012 Performance Units(2)						55,227	1,987,067
2011 – 2013 Performance Units(2)						25,410	914,252
Restricted Stock Units(5)				16,940	609,501
Venita McCellon-Allen
2009 – 2011 Performance Units(2)						31,683	1,139,954
2010 – 2012 Performance Units(2)						25,771	927,241
2011 – 2013 Performance Units(2)						13,062	469,971
Restricted Stock Units(4)				42,395	1,525,372
Restricted Stock Units(5)				8,708	313,314

(1)	Mr. Morris has 66,667 remaining restricted shares that he received upon his hire. They will vest, subject to his continued employment, on November 30, 2011. He receives dividends on these restricted shares.
(2)	AEP currently grants performance units at the beginning of each year with a three-year performance and vesting period. This results in awards for overlapping successive three-year performance periods. These awards generally vest at the end of the three year performance period. The performance unit awards for the 2008 – 2010 performance period vested at year-end and are shown in the Options Exercises and Stock Vested table below. The awards for the 2011 – 2013 performance period were approved by the HR Committee on December 7, 2010, effective January 1, 2011. The awards shown for the 2009 – 2011 and 2010 – 2012 performance periods include performance units resulting from reinvested dividends.

(3)	The market value of the performance units reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2010 ($35.98) by the target number of performance units including performance units resulting from reinvested dividends. The actual number of performance units issued upon vesting will be based on AEP’s performance over the applicable three year period.
(4)	These restricted stock units were granted on August 3, 2010, and includes restricted stock units resulting from reinvested dividends. These units will vest, subject to the executive officer’s continued employment, in three equal installments, on August 3, 2013, August 3, 2014 and August 3, 2015, respectively.
(5)	These restricted stock units were approved by the HR Committee on December 7, 2010, effective January 1, 2011. They will vest, subject to the executive officer’s continued employment, in three equal installments, on May 1, 2012, May 1, 2013 and May 1, 2014, respectively.

Option Exercises and Stock Vested for 2010

The following table provides information with respect to the vesting of stock options, restricted shares and performance units granted to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
Michael G. Morris	—	—	147,651	5,287,150
Brian X. Tierney	—	—	11,105	399,558
Robert P. Powers	46,001	335,694	18,996	683,476
Nicholas K. Akins	5,900	52,960	12,446	447,807
Carl L. English	—	—	29,051	1,045,255
Venita McCellon-Allen	—	—	12,446	447,807

(1)	Represents performance units under the Company’s Long-Term Incentive Plan for the 2008 – 2010 performance period that vested on December 31, 2010. For Mr. Morris, this column also includes 66,667 restricted shares that vested on November 30, 2010.
(2)	As is required, the value shown in this column for the performance units is computed by multiplying the number of units by the market value of these units on the vesting date ($35.98). However, the actual value realized from these units was based on the previous 20-day average closing market price of AEP common stock as of the vesting date ($35.837). For Mr. Morris, this column also includes 66,667 restricted shares that vested on November 30, 2010 with a market value on the vesting date of $35.60 per share. For a more detailed discussion of vesting of the performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 15.

Executive officers may only exercise stock options pursuant to AEP’s Insider Trading Policy. In addition, an attorney from AEP’s legal department must approve in advance each sale of AEP stock by an executive officer.

In December 2007 the HR Committee granted performance units for a 2008 through 2010 performance period and established two equally weighted performance measures for this performance period:

•	Total Shareholder Return measured relative to the utility companies in the S&P 500 Index, and

•	Cumulative earnings per share measured relative to a target approved by the HR Committee.

The threshold, target and maximum payout levels are shown in the table below.

AEP’s total shareholder return for this performance period was at the 43.3 percentile of the utility companies in the S&P 500, which produced a score of 77.7%. AEP’s cumulative earnings per share was $9.23 for this performance period, compared to the target of $10.13. This produced an earnings per share score of 34.0%. The average of these two scores produced a composite score of 55.8% of the target award. These performance units vested on December 31, 2010 and were valued at the average closing price of AEP common stock for the last 20 days of the performance period, which was $35.837. The final score calculation for these performance measures is shown in the chart below.

2008 – 2010 Performance Units

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score
3-Year Cumulative Earnings Per Share	$9.11 (25% payout)	$10.13 (100% Payout)	$11.14 (200% Payout)	$9.23	34.0%	50%	17.0%
3-Year Total Shareholder Return vs. S&P Electric Utilities	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	43.3 Percentile	77.7%	50%	38.8%

Composite Result							55.8%

Pension Benefits for 2010

The following table provides information regarding the pension benefits for our named executive officers under AEP’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefits(1)		Payments During Last Fiscal Year
Michael G. Morris	AEP Retirement Plan	7		$127,313		—
	AEP Supplemental Benefit Plan	7	(2)	$4,229,010		—
Brian X. Tierney	AEP Retirement Plan	12.7		$177,747		—
	AEP Supplemental Benefit Plan	12.7		$585,032		—
Robert P. Powers	AEP Retirement Plan	12.5		$395,264		—
	AEP Supplemental Benefit Plan	29.5	(3)	$2,987,301		—
Nicholas K Akins	AEP Retirement Plan	28.6		$376,590		—
	CSW Executive Retirement Plan	28.6		$239,483		—
Carl L. English	AEP Retirement Plan	6.5		$126,348		—
	AEP Supplemental Benefit Plan	6.5	(2)	$395,130		—
Venita McCellon-Allen	AEP Retirement Plan	18.8		$347,859	(5)	—
	AEP Supplemental Benefit Plan	27.3	(4)	$252,940		—
	CSW Executive Retirement Plan	16.8		$69,549	(6)	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2010, and the following assumptions (which are consistent with those used in AEP’s financial statements):

•

The named executive officer retires at age 65 (or, for Mr. Tierney and Mr. Powers retires at age 62, when unreduced benefits would be payable), and commences the payment of benefits (the “accrued benefit”).

•

The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 5.05%, 4.95% and 4.95% for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, respectively, and assumed mortality based upon the IRS 2011 sex-distinct mortality tables. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 6.25% and assumed mortality based on the 2011 IRS Applicable Mortality table; and for Ms. McCellon-Allen’s lump sum benefit under the AEP Retirement Plan that is attributable to her participation in the CSW Retirement Plan (see note (5), below), an assumed 3% annual cost-of-living adjustment from her assumed retirement age. The present value of both the annuity benefit and the lump sum benefit at each executive’s current age is based upon an assumed interest rate of 5.05%, 4.95% and 4.95% for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, respectively.

•

The present value of the accrued benefit is weighted based on 75% lump sum and 25% annuity (or 40% lump sum and 60% annuity for Mr. Powers due to his eligibility for early retirement under the final average pay benefit formula), based on the assumption that participants elect those benefit options in that proportion.

(2)	Mr. Morris and Mr. English each has an individual agreement that provides for annual credits at the maximum rate provided (currently 8.5%). If not for their agreements, their combined age and service would have entitled each of them to an annual credit at 7.0% of eligible pay for each year prior to 2010 rather than the 8.5% maximum rate. Mr. Morris’ agreement further provides him an opening cash balance credit of $2,100,000 as of January 1, 2004. The higher crediting rate for Mr. Morris and Mr. English for years prior to 2010, and Mr. Morris’ opening cash balance credit, have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan as of December 31, 2010 by $3,187,154 and $87,340, respectively.
(3)	Mr. Powers has an agreement with AEP that credits him with 17 years of service in addition to his actual years of service with AEP. His additional years of service credit have augmented the present value of his accumulated benefits under the AEP Supplemental Benefit Plan by $1,767,796.
(4)	Ms. McCellon-Allen has an agreement with AEP that credits her with years of service based upon her original hire date of September 8, 1983, even though she was not employed with the company from July 1, 2000 until September 13, 2004. These 4.2 additional years of service credit have augmented the present value of her accumulated benefits under the AEP Supplemental Benefit Plan by $27,518.
(5)	The benefit available to Ms. McCellon-Allen from the AEP Retirement Plan consists of two pieces: one under the cash balance formula since her return on September 13, 2004 (about 6.3 years of credited service), and one under the Central and South West Corporation Cash Balance Retirement Plan (the “CSW Retirement Plan”) for the period between January 1, 1985 and July 1, 2000 (her “CSW Retirement Plan Benefit”). Her CSW Retirement Plan Benefit will be paid to her either as a lump sum or in one of the annuity options offered by the plan. The amount available to her as a lump sum would be the greater of (i) her CSW Retirement Plan cash balance account ($126,402 as of December 31, 2010, adjusted for interest through her retirement) or (ii) the lump sum value of her CSW Retirement Plan protected minimum normal retirement annuity (which had accrued during the 12.5 year period until her traditional pension formula benefit became frozen effective July 1, 1997), calculated using a factor based on then applicable interest and mortality assumptions as well as an assumed future cost of living adjustment rate of 3.00%. The payments available to her in one of the plan’s annuity options would be the greater of (i) her CSW Retirement Plan protected minimum normal retirement annuity ($3,497) or (ii) the life annuity equivalent of her then CSW Retirement Plan cash balance account, calculated using a factor based on then applicable interest and mortality assumptions.
(6)	Ms. McCellon-Allen’s benefit in the CSW Executive Retirement Plan is limited to that accrued during the period she participated in the plan (between September 8, 1983 and July 1, 2000).

Overview. AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide (i) benefits that cannot be paid under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain of the named executive officers. The plans are designed to provide a source of income upon retirement to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan. The AEP Retirement Plan is a tax-qualified defined benefit pension plan under which benefits are generally determined by reference to a cash balance formula. As of December 31, 2010, each of the named executive officers was vested.

In addition, employees who have continuously participated in the AEP Retirement Plan since December 31, 2000 (“Grandfathered AEP Participants,” which includes Mr. Tierney and Mr. Powers) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. The benefits under this final average pay formula were frozen as of December 31, 2010.

The AEP Retirement Plan also encompasses the Central and South West Corporation Cash Balance Retirement Plan (the “CSW Retirement Plan”), which was merged into the AEP Retirement Plan effective December 31, 2008.

Cash Balance Formula. Under the cash balance formula, each participant has an account established to which dollar credits are allocated each year.

1.	Company Credits. Each year, participant’s accounts are credited with an amount equal to a percentage of their salary for that year and annual incentive award for the prior year. The applicable percentage is based on the participant’s age and years of service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2010, the limit was $245,000.

2.	Interest Credits. All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2010, the interest rate was 4.31%.

Final Average Pay Formula. Grandfathered AEP Participants receive their benefits under the cash balance formula or the final average pay formula, whichever provides the higher benefit. On December 31, 2010, the final average pay benefit payable at the Grandfathered AEP Participant’s normal retirement age was frozen, meaning that their final average pay formula benefit will no longer be affected by the participant’s subsequent service or compensation. Therefore, the final average pay normal retirement benefit for each of the Grandfathered AEP Participants was frozen as of December 31, 2010, based upon the participant’s then years of service times the sum of (i) 1.1% of the participant’s then high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5% of the amount by which the participant’s then High 36 exceeded the participant’s applicable average Social Security covered compensation.

AEP Supplemental Benefit Plan. The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the AEP Retirement Plan (without regard to the provisions now included as the result of the merger of the CSW Retirement Plan into the AEP Retirement Plan) as determined upon the participant’s termination of employment. These excess benefits are calculated under the terms of the AEP Retirement Plan described above with the following modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay was taken into account for purposes of the frozen final average pay formula; and (iii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded. However, eligible pay taken into account under the cash balance formula is limited to the greater of $1 million or two times the participant’s year-end base pay.

AEP previously granted certain named executive officers additional years of credited service, an opening balance credit, special crediting rates and special vesting schedules under the AEP Supplemental Benefit Plan. These special items are further described under Employment Agreements on page 28.

As of December 31, 2010, each of the named executive officers was fully vested in their AEP Supplemental Benefit Plan benefit.

CSW Executive Retirement Plan. The CSW Executive Retirement Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the terms of the former CSW Retirement Plan (which was merged into the AEP Retirement Plan) as determined upon the participant’s termination of employment. The excess benefits are calculated without regard to the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits.

Nonqualified Deferred Compensation for 2010

The following table provides information regarding contributions, earnings and balances for our named executive officers under AEP’s three non-qualified deferred compensation plans which are each further described below.

Name	Plan Name(1)	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(5) ($)
Michael G. Morris	SRSP	236,569	52,614	364,882	—	3,088,898
	SORP	—	—	497,922	—	6,776,935
Brian X. Tierney	SRSP	29,958	13,316	110,204	—	1,202,913
	SORP	—	—	38,600		525,368
Robert P. Powers	SRSP	20,016	12,748	134,728	—	1,717,106
	ICDP	—	—	56,693	—	582,006
	SORP	—	—	111,084	—	1,485,071
Nicholas K. Akins	SRSP	34,712	15,367	19,379	—	381,611
	ICDP	—	—	18,752	—	174,946
	SORP	240,186	—	72,365	—	1,115,020
Carl L. English	SRSP	19,000	14,250	21,414	—	481,995
	SORP	—	—	171,189		2,329,953
Venita McCellon-Allen	SRSP	12,144	7,787	13,995	—	308,266
	SORP	—	—	90,163	—	1,227,159

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.

(2)	The amounts set forth under “Executive Contributions in Last FY” are also reported in the Summary Compensation Table at either (i) Salary for 2010; (ii) the Non-Equity Incentive Plan Compensation column for 2009; or (iii) under Stock Awards column for 2008.
(3)	The amounts set forth under “Registrant Contributions in Last FY” for the Supplemental Retirement Savings Plan are also reported in the Other Compensation column of the Summary Compensation Table.
(4)	No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.
(5)	The amounts set forth under “Aggregate Balance at Last FYE” include amounts reported in the Summary Compensation Table in previous years, and previous year earnings on such amounts, in addition to the current year contributions and earnings amounts shown in this table. The values shown for the SORP are calculated using the average closing price of AEP common stock for the 20 trading days up to and including the date shown, which is the methodology used to calculate distributions under this plan.

Overview. AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive and performance unit awards. The plans are unfunded. Participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following plans:

•	The American Electric Power System Supplemental Retirement Savings Plan,

•	The American Electric Power System Incentive Compensation Deferral Plan, and

•	The American Electric Power System Stock Ownership Requirement Plan.

Supplemental Retirement Savings Plan. This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code on qualified plans of this type.

•

For 2010, participants could defer up to 20% of their base pay and annual incentive pay, up to $2,000,000. For subsequent years, participants can defer up to 50% of their base pay and annual incentive pay in excess of the IRS’ eligible compensation limit for qualified plans, which is $245,000 for 2011, up to $2,000,000.

•	The Company matches 100% of the participant’s contributions up to 1% of eligible compensation and 70% of the participant’s contributions from the next 5% of eligible compensation.

•

Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement of distributions for up to five years from the date of their termination of employment.

•

Participants may direct the investment of their plan account among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan and one additional option that provides interest at a rate set each December at 120% of the applicable federal long-term rate with monthly compounding. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan.

Incentive Compensation Deferral Plan. This plan allows eligible employees to defer payment of up to 80% of earned performance units.

•	AEP does not offer any matching contributions.

•

Participants may direct the investment of their plan accounts among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan. There were no above-market or preferential earnings with respect to the Incentive Compensation Deferral Plan.

•

Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may withdraw amounts attributable to their pre-2005 contributions once prior to termination of employment. The withdrawal amount would be subject to a 10% withdrawal penalty. Participants may elect to take distributions from their account in the same manner as described above for the Supplemental Retirement Savings Plan.

Stock Ownership Requirement Plan. This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. AEP Career Shares become payable in cash following the participant’s termination of employment. Participants may elect to take distribution of their AEP Career Shares in the same manner as described above for the Supplemental Retirement Savings Plan.

Potential Payments upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of their employment or a change in control of the Company.

SEVERANCE

AEP currently provides full-time employees, including the named executive officers, with severance benefits in the event their employment is terminated as the direct result of a restructuring or downsizing (“Severance-Eligible Employees”) if the employee releases AEP from any and all claims. These severance benefits include:

•

A lump sum severance payment equal to two weeks of base pay for each year of Company service, except for Mr. Morris who would receive a severance payment equal to two times his annual base salary in the event of his severance pursuant to his employment agreement,

•

Continued eligibility for medical and dental benefits at the active employee rates for eighteen months or until the participant becomes eligible for coverage from another employer, whichever occurs first,

•

For employees who are at least age 50 with 10 years of AEP service and who do not qualify for AEP’s retiree medical benefits or to be bridged to such retiree benefit eligibility (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first, and

•	Outplacement services, the incremental cost of which may be up to $30,000 for executive officers.

Severance-Eligible Employees who have enough severance pay (up to one year) and vacation to cover a period that would allow them to become eligible for retiree medical benefits, which is available to those employees who are at least age 55 with at least 10 years of service (“Retirement-Eligible Employees”) are retained as employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation payments that these employees would otherwise receive. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Code Section 409A.

Although employees generally must be employed through year-end to be eligible for annual incentive compensation, Severance-Eligible Employees and Retirement-Eligible Employees remain eligible for annual incentive compensation, to the extent of their eligible earnings, for the year of their termination. The target award for these employees reflects their cumulative base earnings for the plan year, which will be less than a full year of base earnings to the extent that the employee was not employed by the Company for the full plan year. Annual incentive awards for named executive officers continue to be subject to the performance-based maximum award limits of the Senior Officer Incentive Plan and the discretion of the HR Committee. Any annual incentive awards for severed or retired executive officers would be paid at approximately the same time as the awards for active employees.

A Severance-Eligible executive’s termination entitles that executive to a pro-rata portion of any outstanding performance units which the executive has held for at least six months. These prorated performance units will not become payable until the end of the performance period and remain subject to all performance objectives.

Severance-Eligible executives are eligible for continuation of financial counseling and tax preparation services one year following their termination up to a maximum annual incremental cost to the Company of $17,200.

CHANGE IN CONTROL

AEP defines “change in control” under its change in control agreements and long term incentive plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock,

•

A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation, or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers, which is triggered if there is a Qualifying Termination of the named executive officer’s employment. A “Qualifying Termination” for this purpose generally occurs when the executive’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason.” Such termination must be within one year before or two years after the change in control. These agreements provide for:

•	A lump sum payment equal to 2.99 times the named executive officers’ annual base salary plus target annual incentive under the annual incentive program,

•	Payment, if required, to make the named executive officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code, and

•	Outplacement services.

The Company will reduce the lump sum change in control benefit payment for each of the named executive officers by up to 5% if that reduction would avoid the 4999 excise tax. In November 2009 the HR Committee revised the change in control agreements offered to new participants to eliminate the reimbursement for excise taxes.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board, or

(ii)	The willful conduct or omission by the executive, which the Board determines to be illegal; gross misconduct that is injurious to the Company; or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)	An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control,

(ii)	The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control,

(iii)	The reduction of the executive’s salary as in effect on the date of the change in control,

(iv)	Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies,

(v)	A failure by the Company to obtain from any successor the assent to the change in control agreement, or

(vi)	The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company must be given notice and an opportunity to cure any of these circumstances before they would be considered to be “good reason”.

Also, award agreements issued under the Long-Term Incentive Plan with an effective date prior to January 1, 2011 provide that such awards will vest immediately upon a change in control. Long-Term Incentive Plan awards granted with an effective date on or after January 1, 2011, will vest upon a “Qualifying Termination” upon or within one year after a change in control. The term “Qualifying Termination” with respect to long-term incentive awards generally is the same as that described for the change in control agreements, except that an executive’s mandatory retirement at age 65 is explicitly excluded and “Cause” is defined more broadly to encompass:

(i)	Failure or refusal to perform assigned duties and responsibilities in a competent or satisfactory manner,

(ii)	Commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of AEP,

(iii)	Engagement in activities or conduct injurious to the best interest or reputation of AEP,

(iv)	Insubordination,

(v)	A violation of any of a material term or condition of any written agreement with AEP,

(vi)	Violation of any of AEP’s rules of conduct of behavior,

(vii)	Commission of a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with employment with AEP which is injurious to the best interest or reputation of AEP, or

(viii)	Disclosure, dissemination, or misappropriation of confidential, proprietary, and/or trade secret information.

In addition, certain types of long-term incentive awards are subject to special payment and valuation provisions if they vest upon a change in control as follows:

Stock Options – Participants with outstanding stock options are permitted to direct an advance exercise of any of their options and receive cash equal to the value received by other AEP shareholders as a result of the change in control transaction (less applicable tax withholdings).

Performance Unit Awards – The performance unit awards with an effective date prior to January 1, 2011 would be deemed to have been fully earned at 100% of the target score, and would be paid in a lump sum in cash upon a change in control. Performance units with an effective date on or after January 1, 2011 would be deemed to have been fully earned at 100% of the target score upon a “Qualifying Termination” (defined as described above for performance units issued on or after January 1, 2011) following a change in control. The value of each vested performance unit following a change in control or “Qualifying Termination” would be (1) if the payment is due upon a change in control that is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the price paid per share of common stock in that transaction, or (2), otherwise, the closing price of a share of AEP common stock on the date of the change in control (or Qualifying Termination, if applicable).

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change in control.

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each named executive officer on December 31, 2010 under the circumstances cited in each column.

The values shown in the change in control column are triggered only if the named executive officer’s employment is terminated under the circumstances (described above under Change In Control) that trigger the payment or provision of each of the types of compensation and benefits shown.

No information is provided for terminations due to disability, because it is not AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified. Because disabled participants remain employed by the Company, they continue to vest in long-term incentive awards while they are disabled. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested. In addition, restricted stock unit awards granted effective on or after January 1, 2011 allow participants terminated due to disability to continue to vest as if their employment had continued.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Michael G. Morris

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance		For Cause Termination	Change-In- Control		Death
Compensation:
Base Salary ($1.265 million)	$0	$2,530,000	(1)	$0		$3,782,350	$0
Annual Incentive for Completed Year(2)	$1,579,785	$1,579,785		$0		$1,579,785	$1,579,785
Other Payment for Annual Incentives(3)	$0	$0		$0		$4,160,585	$0
Long-Term Incentives:(4)
Unvested Restricted Shares (66,667)(5)	$0	$0		$0		$0	$0
Unvested 2009-2011 Performance Units(6)	$0	$4,664,807		$0		$6,997,211	$4,664,807
Unvested 2010-2012 Performance Units(6)	$0	$1,952,191		$0		$5,856,573	$1,952,191
Benefits:
Health and Welfare Benefits(7)	$0	$16,428		$0		$16,428	$11,935
Financial Counseling	$0	$17,200		$0		$17,200	$17,200
Outplacement Services(8)	$0	$30,000		$0		$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0		$0	$		$0
Tax Gross-up Upon Change In Control(10)	$0	$0		$0		$0	$0
Total Incremental Compensation And Benefits	$1,579,785	$10,790,411		$0		$22,440,132	$8,225,918

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($465,000)	$0	$232,500	$0	$1,390,350	$0
Annual Incentive for Completed Year(2)	$395,471	$395,471	$0	$395,471	$395,471
Other Payment for Annual Incentives(3)	$0	$0	$0	$1,042,763	$0
Long-Term Incentives:(4)
Unvested 2009-2011 Performance Units(6)	$0	$759,969	$0	$1,139,954	$759,969
Unvested 2010-2012 Performance Units(6)	$0	$441,571	$0	$1,324,712	$441,571
Restricted Stock Units	$0	$0	$0	$1,525,372	$1,525,372
Benefits:
Health and Welfare Benefits(7)	$0	$22,978	$0	$22,978	$109,575
Financial Counseling	$0	$17,200	$0	$17,200	$17,200
Outplacement Services(8)	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(10)	$0	$0	$0	$2,533,795	$0
Total Incremental Compensation and Benefits	$395,471	$1,899,689	$0	$9,422,595	$3,249,158

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($521,400)	$0	$260,700	$0	$1,558,986	$0
Annual Incentive for Completed Year(2)	$414,461	$414,461	$0	$414,461	$414,461
Other Payment for Annual Incentives(3)	$0	$0	$0	$1,091,290	$0
Long-Term Incentives:(4)
Unvested 2009-2011 Performance Units(6)	$0	$1,075,035	$0	$1,612,552	$1,075,035
Unvested 2010-2012 Performance Units(6)	$0	$463,614	$0	$1,390,843	$463,614
Restricted Stock Units	$0	$0	$0	$1,525,372	$1,525,372
Benefits:
Health and Welfare Benefits(7)	$0	$0	$0	$0	$0
Financial Counseling	$0	$17,200	$0	$17,200	$17,200
Outplacement Services(8)	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(10)	$0	$0	$0	$2,861,892	$0
Total Incremental Compensation and Benefits	$414,461	$2,261,010	$0	$10,502,596	$3,495,682

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Nicholas K. Akins

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($512,600)	$0	$552,031	$0	$1,532,674	$0
Annual Incentive for Completed Year(2)	$377,818	$377,818	$0	$377,818	$377,818
Other Payment for Annual Incentives(3)	$0	$0	$0	$996,238	$0
Long-Term Incentives:(4)
Unvested 2009-2011 Performance Units(6)	$0	$759,969	$0	$1,139,954	$759,969
Unvested 2010-2012 Performance Units(6)	$0	$340,563	$0	$1,021,688	$340,563
Restricted Stock Units	$0	$0	$0	$1,525,372	$1,525,372
Benefits:
Health and Welfare Benefits(7)	$0	$22,978	$0	$22,978	$59,191
Financial Counseling	$0	$17,200	$0	$17,200	$17,200
Outplacement Services(8)	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(10)	$0	$0	$0	$3,005,438	$0
Total Incremental Compensation and Benefits	$377,818	$2,100,559	$0	$9,669,360	$3,080,113

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Carl L. English

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($561,400)	$0	$151,146	$0	$1,678,586	$0
Annual Incentive for Completed Year(2)	$478,116	$478,116	$0	$478,116	$478,116
Other Payment for Annual Incentives(3)	$0	$0	$0	$1,258,939	$0
Long-Term Incentives:(4)
Unvested 2009-2011 Performance Units(6)	$0	$1,637,210	$0	$2,455,815	$1,637,210
Unvested 2010-2012 Performance Units(6)	$0	$662,356	$0	$1,987,067	$662,356
Benefits:
Health and Welfare Benefits(7)	$0	$16,428	$0	$16,428	$4,886
Financial Counseling	$0	$17,200	$0	$17,200	$17,200
Outplacement Services(8)	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(10)	$0	$0	$0	$3,133,540	$0
Total Incremental Compensation and Benefits	$478,116	$2,992,456	$0	$11,055,691	$2,799,768

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2010

For Venita McCellon-Allen

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($409,000)	$0	$424,731	$0	$1,222,910	$0
Annual Incentive for Completed Year(2)	$301,893	$301,893	$0	$301,893	$301,893
Other Payment for Annual Incentives(3)	$0	$0	$0	$794,891	$0
Long-Term Incentives:(4)
Unvested 2009-2011 Performance Units(6)	$0	$759,969	$0	$1,139,954	$759,969
Unvested 2010-2012 Performance Units(6)	$0	$309,080	$0	$927,241	$309,080
Restricted Stock Units	$0	$0	$0	$1,525,372	$1,525,372
Benefits:
Health and Welfare Benefits(7)	$0	$22,978	$0	$22,978	$55,052
Financial Counseling	$0	$17,200	$0	$17,200	$17,200
Outplacement Services(8)	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction(9)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(10)	$0	$0	$0	$2,349,420	$0
Total Incremental Compensation and Benefits	$301,893	$1,865,851	$0	$8,331,859	$2,968,566

(1)	Mr. Morris’ employment agreement provides a severance benefit equal to two times his base pay in the event his employment is terminated not for cause, as defined therein.
(2)	Executive officers are eligible for an annual incentive award if they remain employed with AEP through year-end unless their employment is terminated for cause. The amount shown is the calculated bonus opportunity, as shown on page 14, but all annual incentives for executive officers are awarded at the discretion of the HR Committee or independent members of the board pursuant to the award determination process described in the Compensation Discussion and Analysis.
(3)	Represents a severance payment of 2.99 times each named executive officer’s current target annual incentive as of December 31, 2010.
(4)	The long-term incentive values shown represent the values that would be paid under such circumstances shown in each column, which are different from the values calculated in accordance with FASB ASC Topic 718.
(5)	Mr. Morris’ restricted shares would be forfeited upon termination prior to vesting unless the HR Committee determines that the circumstances of the termination warrant otherwise.
(6)	The target value of performance unit awards are shown. However, except in the event of a change in control, performance criteria continue to apply to performance units that vest early and award payments are not accelerated.
(7)	The amount reported upon severance or a change in control represents the cost to the Company of providing subsidized medical and dental benefits at active employee rates for 18 months for those named executive officers who are not retirement-eligible. The amount reported upon death represents the present value of the cost to the Company of providing 50% subsidized medical coverage to the employee’s surviving spouse (until the spouse reaches age 65) and any surviving eligible dependent children (until each reaches age 26).
(8)	Represents the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.
(9)	Represents a reduction in the lump sum change in control benefit payment of up to 5% that applies for an executive officer if that reduction would avoid excise taxes under Section 4999 of the Internal Revenue Code.
(10)	Represents a tax gross-up for the excise tax under section 4999 of the Internal Revenue Code, including all applicable taxes on this tax gross-up itself. The amount does not reflect any reductions attributable to non-compete agreements or other provisions to which the executive must agree in order to be eligible for change in control benefits.

The following table shows the value of previously earned and vested compensation and benefits that would have been provided to each named executive officer after a termination of his or her employment on December 31, 2010. These amounts were generally earned or vested over multiple years of service to the Company and only a portion is attributable to compensation for 2010.

Non-Incremental Post-Termination Compensation and Benefits on December 31, 2010

Name	Long-Term Incentives			Benefits
	Vested Stock Options (1)	Vested Performance Units (2)	AEP Career Shares (3)	Vacation Payout (4)	Post Retirement Benefits (5)	Deferred Compensation (6)
Michael G. Morris	$777,780	$2,913,804	$6,803,962	$80,279	$4,274,574	$3,088,898
Brian X. Tierney	$—	$399,558	$527,467	$26,380	$630,516	$1,202,913
Robert P. Powers	$—	$683,476	$1,491,011	$10,027	$3,022,482	$2,299,112
Nicholas K. Akins	$—	$447,807	$1,119,482	$42,388	$584,482	$556,557
Carl L. English	$—	$1,045,255	$2,339,240	$52,901	$512,249	$481,995
Venita McCellon-Allen	$—	$447,807	$1,232,063	$11,405	$648,567	$308,266

(1)	Represents the value that would have been realized had the named executive officer exercised his vested and outstanding stock options at the closing price of AEP common stock on December 31, 2010.
(2)	Represents the value of performance units that vested on December 31, 2010 calculated using the market value of these shares on December 31, 2010. However, the actual value realized from these shares in February 2011 was based on the previous 20-day average closing market price of AEP common stock as of the vesting date. For a more detailed discussion of vesting of performance units, see page 30.
(3)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan calculated, using the market value of these shares on December 31, 2010. However, the actual value that would have been realized from these AEP share equivalents would have been determined using the previous 20-day average closing market price of AEP common stock as of the date of termination.
(4)	Represents payment of accumulated but unused vacation for the current year and any carry-over from prior years.
(5)	Represents the lump sum benefit calculated for the named executive officer pursuant to the terms of the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, as applicable. For Mr. Powers, who was eligible to receive AEP’s retiree medical, dental and life insurance benefits, it also includes the actuarial present value of these postretirement welfare benefits.
(6)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are listed separately in column (3).

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of February 22, 2011 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Options Exercisable Within 60 Days	Total
N. K. Akins	—		90,150	—	90,150
C. L. English	20,899		81,955	—	102,854
D. M. Miller	6,047	(b)	33,462	—	39,509
V. McCellon-Allen	1,032	(b)	85,346	—	86,378
M. G. Morris	262,996	(c)	249,104	149,000	661,100
R. P. Powers	20,612	(b)	96,519	—	117,131
B. D. Radous	—		15,872	—	15,872
B. X. Tierney	38,702	(b)	70,607	—	109,309
S. Tomasky	11,814	(b)	125,359	—	137,173
D. E. Welch	—		53,730	10,000	63,730
All directors, nominees and executive officers as a group (10 persons)	362,102	(d)	902,104	159,000	1,423,206

(a)	This column includes amounts deferred in Stock Units and held under AEP’s various officer benefit plans. Includes the following numbers of career shares: Mr. Morris, 189,104; Mr. Akins, 35,071; Mr. English, 65,015; Mr. Powers, 41,440; Mr. Tierney, 14,660; and all directors and executive officers as a group, 536,127.
(b)	Includes share equivalents held in the AEP Retirement Savings Plan.
(c)	Includes restricted shares with different vesting schedules.
(d)	Represents less than 1% of the total number of shares outstanding.

MEETINGS OF THE BOARD OF DIRECTORS

Regular meetings of the Board of Directors were held once each month during the year. In addition, the Board of Directors holds special meetings from time to time as required. During 2010, the Board held twelve regular meetings.

Directors of the Company do not receive a fee for attending meetings of the Board of Directors.

The Board of Directors of the Company has no committees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Deloitte & Touche LLP has been selected as the independent registered public accounting firm of the Company for the year 2011.

A representative of Deloitte & Touche LLP will not be present at the meeting unless prior to the day of the meeting the Secretary of the Company has received written notice from a shareholder addressed to the Secretary at 1 Riverside Plaza, Columbus, Ohio 43215, that such shareholder will attend the meeting and wishes to ask questions of a representative of the firm.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. The fees listed below also include an allocated portion of Deloitte & Touche LLP fees paid by the AEP System. While the Company has neither an Audit Committee nor pre-approval procedures, AEP’s Audit Committee pre-approval procedures are applicable to the Company.

	2010	2009
Audit Fees(1)	$975,827	$878,821
Audit-Related Fees(2)	67,500	993,806
Tax Fees(3)	8,977	26,225

TOTAL	$1,052,304	$1,898,852

(1)	Audit fees in 2009 and 2010 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 5 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.
(2)	Audit related fees consisted principally of regulatory, statutory, employee benefit plan audits.
(3)	Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

The AEP Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence, and the AEP Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

AEP’s Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The AEP Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent auditor and management are required to report to the AEP Audit Committee at each regular meeting regarding the extent of services provided by the independent auditor in accordance with this pre-approval policy, and the fees for the services performed to date. The AEP Audit Committee may also pre-approve particular services on a case-by-case basis. In 2010, all Deloitte & Touche LLP services were pre-approved by the AEP Audit Committee.

FORM 10-K

A copy of the Company’s 2010 Annual Report to the SEC, including the Company’s financial statements for the year ended December 31, 2010, is being furnished with this information statement. The 2010 Annual Report is also available on AEP’s website at www.AEP.com.

D. MICHAEL MILLER,
Secretary

March 18, 2011